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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
THE ESTÉE LAUDER COMPANIES INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The Estée Lauder Companies Inc. 767 Fifth Avenue New York, NY 10153
Leonard A. Lauder Chairman

September 22, 2004

Dear Fellow Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders. It will be held on Friday, November 5, 2004, at 10:00 a.m., local time, at The Essex House in New York City.

        The enclosed notice and proxy statement contain details concerning the meeting. The Board of Directors recommends a vote "FOR" all the following items of business:

  1.
  Election of four directors to serve until the 2007 Annual Meeting of Stockholders; and

  2.
  Ratification of the Audit Committee's appointment of KPMG LLP as independent auditors for the 2005 fiscal year.

        Please sign and return your proxy card in the enclosed envelope, or vote by telephone or the internet by following the instructions on the enclosed proxy card, at your earliest convenience to assure that your shares will be represented and voted at the meeting even if you cannot attend.

        I look forward to seeing you at the Annual Meeting.

THE ESTÉE LAUDER COMPANIES INC.
767 Fifth Avenue
New York, New York 10153

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:

        Friday, November 5, 2004, at 10:00 a.m., local time

Place:

  The Essex House
  Grand Salon
  160 Central Park South
  New York, New York 10019

Items of Business:

  1.
  To elect four directors to serve until the 2007 Annual Meeting of Stockholders; and

  2.
  To ratify the Audit Committee's appointment of KPMG LLP as independent auditors for the 2005 fiscal year.

        We also will transact such other business as may properly come before the meeting and any adjournments or postponements of the meeting.

Who May Vote?

        Stockholders of record of the Class A Common Stock and Class B Common Stock at the close of business on September 15, 2004 are entitled to notice of and to vote at the meeting and any adjournments or postponements of the meeting.

How to Vote:

        Stockholders of record may vote by mail, telephone or the internet. If you are voting by mail, please complete, sign, date and return the enclosed proxy card in a timely manner to ensure that it is received prior to the meeting. If you are voting by telephone or the internet, please follow the instructions on the proxy card.

Admission to the Meeting:

        Admission to the meeting will require a ticket. If you are a stockholder of record and plan to attend, please check the appropriate box on the proxy card, or so indicate when you vote by telephone or the internet, and an admission ticket will be mailed to you. If you are a stockholder whose shares are held through an intermediary such as a bank or broker and you plan to attend, please request a ticket by writing to the Investor Relations Department at The Estée Lauder Companies Inc., 767 Fifth Avenue, New York, New York 10153. Evidence of your ownership, which you can obtain from your bank, broker or other intermediary, must accompany your letter.

By Order of the Board of Directors
SARA E. MOSS Senior Vice President, General Counsel and Secretary

New York, New York
September 22, 2004

        YOU ARE URGED TO PROMPTLY SIGN AND RETURN THE ENCLOSED PROXY OR VOTE BY TELEPHONE OR THE INTERNET. IN THE EVENT YOU DECIDE TO ATTEND THE MEETING, YOU MAY, IF YOU DESIRE, REVOKE THE PROXY AND VOTE THE SHARES IN PERSON REGARDLESS OF THE METHOD BY WHICH YOU VOTED.

THE ESTÉE LAUDER COMPANIES INC.
767 Fifth Avenue
New York, New York 10153

September 22, 2004

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD NOVEMBER 5, 2004

        This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of The Estée Lauder Companies Inc. (the "Company", "we" or "us"), a Delaware corporation, to be voted at the Annual Meeting of Stockholders to be held in the Grand Salon at The Essex House, 160 Central Park South, New York, New York, on Friday, November 5, 2004, at 10:00 a.m., local time, and at any adjournment or postponement of the meeting.

        All proxies delivered pursuant to this solicitation are revocable at any time before they are exercised at the option of the persons submitting them by giving written notice to the Secretary of the Company at the mailing address set forth below, by submitting a later-dated proxy (either by mail, telephone or the internet) or by voting in person at the Annual Meeting. The mailing address of our principal executive offices is 767 Fifth Avenue, New York, New York 10153. The approximate date on which this Proxy Statement and form of proxy are first being sent or given to stockholders, or being made available through the internet for those stockholders receiving their proxy materials electronically, is October 4, 2004.

        All proxies properly submitted pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. In the election of directors to serve until the Annual Meeting of Stockholders in 2007, stockholders may vote in favor of all nominees or withhold their votes as to any or all nominees. Regarding the other proposal to be voted upon, stockholders may vote in favor of the proposal, may vote against the proposal or may abstain from voting. Stockholders should specify their choices on the enclosed proxy card or pursuant to the instructions thereon for telephone or internet voting. If no specific choices are indicated, the shares represented by a properly submitted proxy will be voted:

  1.
  FOR the election of all nominees as director; and

  2.
  FOR the ratification of the appointment of KPMG LLP as independent auditors.

        Directors will be elected by a plurality of the votes cast by the holders of the shares of Class A Common Stock and Class B Common Stock voting in person or by proxy at the Annual Meeting. Under our bylaws, ratification of the appointment of KPMG LLP requires the affirmative vote of a majority of the votes cast "For" and "Against" the proposal by holders of Class A Common Stock and Class B Common Stock. Accordingly, abstentions and broker non-votes, while not included in calculating vote totals for this proposal, will have the practical effect of reducing the number of "For" votes needed to approve it.

        Only owners of record of shares of Class A Common Stock and Class B Common Stock at the close of business on September 15, 2004 are entitled to vote at the Annual Meeting or adjournments or postponements of the meeting. Each owner of record of Class A Common Stock on the record date is entitled to one vote for each share of Class A Common Stock so held. Each owner of record of Class B Common Stock on the record date is entitled to ten votes for each share of Class B Common Stock so held. On September 15, 2004, there were 133,233,722 shares of Class A Common Stock and 92,612,901 shares of Class B Common Stock issued and outstanding.

        A list of stockholders as of the close of business on September 15, 2004 will be available for inspection during normal business hours from October 22, 2004 through November 4, 2004, at the office of Spencer G. Smul, Vice President, Deputy General Counsel and Assistant Secretary of the Company, at 767 Fifth Avenue, New York, New York 10153.

ELECTION OF DIRECTORS
(Item 1)

Board Of Directors

        Currently, the Board of Directors is comprised of ten directors. Effective as of November 5, 2004, the Board of Directors has fixed the number of directors at eleven. The directors are divided into three classes, each serving for a period of three years.

        The stockholders elect approximately one-third of the members of the Board of Directors annually. The directors whose terms will expire at the 2004 Annual Meeting of Stockholders are William P. Lauder, Richard D. Parsons, and Lynn Forester de Rothschild, each of whom has been nominated to stand for re-election as a director at the 2004 Annual Meeting, to hold office until the 2007 Annual Meeting and until his or her successor is elected and qualifies. In addition, Aerin Lauder, having been designated by Ronald S. Lauder as his nominee to the Board of Directors pursuant to the Stockholders' Agreement, has been nominated to stand for election as a director at the 2004 Annual Meeting, to hold office until the 2007 Annual Meeting and until her successor is elected and qualifies. See "Additional Information Regarding the Board of Directors—Stockholders' Agreement." In the unanticipated event that one or more of these nominees is unable or declines to serve for any reason, the Board of Directors may reduce the number of directors or may designate a substitute nominee or nominees, in which event the persons named in the enclosed proxy will vote proxies for the election of such substitute nominee or nominees.

        Fred H. Langhammer, who was the Company's Chief Executive Officer since 2000 and its President since 1995, retired from those positions, and from the Board of Directors, as of June 30, 2004. Mr. Langhammer, who joined the Company in 1975, will continue to provide valuable service to the Company as Chairman—Global Affairs. The Board gratefully acknowledges his numerous contributions to the Board, the Company and our stockholders.

        To fill the vacancy on the Board of Directors created by Mr. Langhammer's retirement, the Board elected Barry S. Sternlicht to the Board on July 13, 2004. He will fulfill the remainder of Mr. Langhammer's term, which expires at the 2006 Annual Meeting of Stockholders.

        The Board recommends a vote FOR each nominee as a director to hold office until the 2007 Annual Meeting. Proxies received by the Board will be so voted unless a contrary choice is specified in the proxy.

NOMINEES FOR ELECTION TO TERM EXPIRING 2007 (CLASS II)
Aerin Lauder	Age 34

Ms. Lauder became Senior Vice President, Global Creative Directions for the Estée Lauder brand in July 2004. From April 2001 through June 2004 she was Vice President of Global Advertising for the brand. From 1997 through April 2001 she was Executive Director, Creative Marketing, helping to define and enhance the Estée Lauder brand image. Prior to 1997, she had been Director, Creative Product Development since 1995. Ms. Lauder joined the Company in 1992 as a member of the Prescriptives marketing team. She is a member of the Junior Associates of the Museum of Modern Art, The Metropolitan Museum of Art's Costume Institute Visiting Committee, the Board of Trustees of Thirteen/WNET and the Advisory Board of the New York Botanical Garden.

William P. Lauder	Director since 1996 Age 44

Mr. Lauder became President and Chief Executive Officer of the Company in July 2004. From January 2003 through June 2004, he was Chief Operating Officer of the Company. From July 2001 through 2002, he was Group President responsible for the worldwide business of Clinique and Origins and the Company's retail store and on-line operations. From 1998 to 2001, he was President of Clinique Laboratories, Inc. Prior to 1998, he was President of Origins Natural Resources Inc., and he had been the senior officer of that division since its inception in 1990. Prior thereto, he served in various positions since joining the Company in 1986. He is a member of the Boards of Trustees of The University of Pennsylvania and The Trinity School in New York City and the Boards of Directors of the Fresh Air Fund, the 92nd Street Y, Survivors of the SHOAH Visual History Foundation and the Partnership for New York City.

Richard D. Parsons	Director since 1999 Age 56

Mr. Parsons is Chairman (since May 2003) and Chief Executive Officer (since May 2002) of Time Warner Inc. From January 2001 until May 2002, he was Co-Chief Operating Officer of AOL Time Warner. From 1995 until the merger with America On-Line Inc., he was President of Time Warner Inc. From 1990 through 1994, he was Chairman and Chief Executive Officer of Dime Bancorp, Inc. Mr. Parsons is a director of Time Warner, Inc. and Citigroup, Inc. Among his numerous community activities, he is Chairman of the Apollo Theatre Foundation, and serves on the boards of the Colonial Williamsburg Foundation and the Museum of Modern Art. He is also a trustee of Howard University.
Mr. Parsons is Chairman of the Compensation Committee and a member of the Nominating and Board Affairs Committee.

Lynn Forester de Rothschild	Director since 2000 Age 50

Lady de Rothschild is Founder and Chief Executive Officer of ELR Holdings, LLC, a private company, since June 2002. From 1990 to 2002, Lady de Rothschild was President and Chief Executive Officer of FirstMark Holdings, Inc., which owned and managed various telecommunications companies. She was Executive Vice President for Development at Metromedia Telecommunications, Inc. from 1984 to 1989. She began her career in 1980 as an associate at the law firm of Simpson, Thacher and Bartlett, where she practiced corporate law. Lady de Rothschild is a director of The Economist Newspaper Limited (member of the Audit Committee). She is also a trustee of the American Fund for the Tate Gallery, the Outward Bound Trust (UK), The Old Vic Theatre Trust and the Alfred Herrhausen Society for International Dialogue (Deutsche Bank). Lady de Rothschild is a member of the Council on Foreign Relations and the Foreign Policy Association, and she served as a member of the National Information Infrastructure Advisory Committee and as the Secretary of Energy Advisory Board under President Clinton.
Lady de Rothschild is Chairman of the Nominating and Board Affairs Committee and is a member of the Audit Committee, the Compensation Committee and the Stock Plan Subcommittee.

INCUMBENT DIRECTORS – TERM EXPIRING 2005 (CLASS III)
Charlene Barshefsky	Director since 2001 Age 54

Ambassador Barshefsky is Senior International Partner at the law firm of Wilmer Cutler Pickering Hale and Dorr LLP in Washington, D.C. Prior to joining the law firm, she was the United States Trade Representative from March 1997 to January 2001 and Deputy United States Trade Representative and Acting United States Trade Representative from June 1993 to March 1997. From February 2001 until July 2001, Ambassador Barshefsky was a Public Policy Scholar at the Woodrow Wilson International Center for Scholars in Washington, D.C. Ambassador Barshefsky is also a director of American Express Company, Starwood Hotels & Resorts Worldwide, Inc., Idenix Pharmaceuticals, Inc. and Intel Corporation.
Ambassador Barshefsky is a member of the Nominating and Board Affairs Committee.

Leonard A. Lauder	Director since 1958 Age 71

Mr. Lauder has been Chairman of the Board of Directors of the Company since 1995. He served as Chief Executive Officer of the Company from 1982 through 1999 and as President from 1972 until 1995. Mr. Lauder formally joined the Company in 1958 after serving as an officer in the United States Navy. Since joining the Company, he has held various positions, including executive officer positions other than those described above. He is Chairman of the Board of Trustees of the Whitney Museum of American Art, a Charter Trustee of the University of Pennsylvania and a Trustee of The Aspen Institute. He served as a member of the White House Advisory Committee on Trade Policy and Negotiations under President Reagan.
Mr. Lauder is a member of the Nominating and Board Affairs Committee.

Ronald S. Lauder	Director since 1988 and From 1968 to 1986 Age 60

Mr. Lauder has served as Chairman of Clinique Laboratories, Inc. since returning from government service in 1987 and was Chairman of Estee Lauder International, Inc. from 1987 through 2002. Mr. Lauder joined the Company in 1964 and has served in various capacities. From 1983 to 1986, Mr. Lauder served as Deputy Assistant Secretary of Defense for European and NATO Affairs. From 1986 to 1987, he was U.S. Ambassador to Austria. He is non-executive Chairman of the Board of Directors of Central European Media Enterprises Ltd. He is also Chairman of the Board of Trustees of the Museum of Modern Art.

Marshall Rose	Director since 1996 Age 67

Mr. Rose is the Chairman of the Board of The Georgetown Group, a privately held real estate development group since 1978. He is a director of One Liberty Properties Inc. Among his numerous civic activities, he is Chairman Emeritus of The New York Public Library, a director and member of the Executive Committee of Bryant Park Restoration Corporation, a director of the Graduate School and University Center of the City University of New York Foundation, and a Director of Lincoln Center.
Mr. Rose will remain a member of the Compensation Committee and the Stock Plan Subcommittee until November 5, 2004.

INCUMBENT DIRECTORS – TERM EXPIRING 2006 (CLASS I)
Rose Marie Bravo	Director since 2003 Age 52

Ms. Bravo is Chief Executive of Burberry Group Plc. Prior to her appointment at Burberry in 1997, Ms. Bravo was President of Saks Fifth Avenue from 1992, with responsibility for merchandising, marketing and product development. From 1974 to 1992, Ms. Bravo held a number of positions at R.H. Macy & Co., culminating as Chairman and Chief Executive Officer of the U.S. retailer, I. Magnin from 1987 to 1992. Ms. Bravo is a member of the Board of Directors of Tiffany & Co. and Burberry Group Plc.
Ms. Bravo will become a member of the Compensation Committee and Stock Plan Subcommittee as of November 5, 2004.

Irvine O. Hockaday, Jr.	Director since 2001 Age 67

Mr. Hockaday is the former President and Chief Executive Officer of Hallmark Cards, Inc. He retired in December 2001. Prior to joining Hallmark in 1983, he was President and Chief Executive Officer of Kansas City Southern Industries, Inc. Mr. Hockaday was a member of the Hallmark Board of Directors from 1978 until January 2002. He is a director of the Ford Motor Company (Senior Lead Director; Chairman of the Audit Committee since 1997), Dow Jones & Co., Inc. (member of the Audit Committee from 1990 until 1995), Sprint Corp. (Lead Independent Director since 2003; member of the Audit Committee from 1997 until 2000), Aquila, Inc. (Chairman of the Compensation Committee), and Crown Media Holdings. He is a trustee emeritus of the Aspen Institute.
Mr. Hockaday is Chairman of the Audit Committee.

Barry S. Sternlicht	Director since 2004 Age 43

Mr. Sternlicht is Chairman and Chief Executive Officer of Starwood Hotels & Resorts Worldwide, Inc., a company which he formed in 1995. He will remain in those positions until October 2004 when he will become Executive Chairman. Mr. Sternlicht also is a trustee of Brown University and serves on the boards of numerous civic organizations and charities including the Committee to Encourage Corporate Philanthropy, Business Committee for the Arts, Inc., Thirteen/WNET, the Center for Christian-Jewish Understanding, Juvenile Diabetes Research Foundation International's "National Leadership Advocacy Program', and Kids in Crisis. He also serves on the advisory boards of J.P. Morgan Chase & Co. and EuroHypo AG.
Mr. Sternlicht is a member of the Audit Committee.

Ownership of Shares

        The following table sets forth certain information regarding the beneficial ownership of the Company's Class A Common Stock and Class B Common Stock as of September 15, 2004 by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of either Class A Common Stock or Class B Common Stock, (ii) each of the Company's directors or nominees, (iii) each of the current or former executive officers whose names appear in the summary compensation table, and (iv) all directors and executive officers as a group. Except as set forth in the notes to the table, the business address of each 5% stockholder is 767 Fifth Avenue, New York, New York 10153. As described in the notes to the table, certain named individuals share voting and/or investment power with respect to certain shares of common stock. Consequently, such shares are shown as beneficially owned by more than one person.

	Class A Common Stock (1)				Class B Common Stock		Voting Power ‡
Directors, Executive Officers and 5% Stockholders	Number	Stock Units (2)	Shares Underlying Exercisable Options (#)	% †	Number	%	%
Leonard A. Lauder (3)(4)	9,117,717	—	3,913,268	9.5	46,591,914	50.3	44.8
Ronald S. Lauder (3)(5)	502,460	—	1,216,668	1.3	24,032,575	25.9	22.7
William P. Lauder (3)(6)	1,905,122	—	462,000	1.8	6,093,254	6.6	5.9
Gary M. Lauder (3)(7)	943,222	—	—	0.7	3,852,086	4.2	3.7
Aerin Lauder (8)	—	—	7,966	*	—	—	*
Joel S. Ehrenkranz, as trustee (3)(9)	1,066,128	—	—	0.8	7,675,370	8.3	7.3
Richard D. Parsons, individually and as trustee (3)(10)	3,017,605	—	28,725	2.3	20,767,174	22.4	19.9
Ira T. Wender, as trustee (3)(11)	15,384	—	—	*	3,886,374	4.2	3.7
Fred H. Langhammer	50	—	4,500,000	3.3	—	—	*
Charlene Barshefsky (12)	2,000	684	20,025	*	—	—	*
Rose Marie Bravo (13)	2,000	—	7,027	*	—	—	*
Irvine O. Hockaday, Jr. (14)	3,000	12,563	17,325	*	—	—	*
Marshall Rose (15)	20,449	12,721	21,673	*	—	—	*
Lynn Forester de Rothschild (16)	2,000	9,030	22,052	*	—	—	*
Barry S. Sternlicht (17)	43,000	352	—	*	—	—	*
Daniel J. Brestle (18)	5,367	—	498,666	0.4	—	—	*
Philip Shearer (19)	—	—	66,000	*	—	—	*
All directors and executive officers as a group (23 persons) (20)	10,203,752	35,350	11,685,260	15.1	89,752,389	96.9	85.7

†
Percentage of Class A Common Stock includes shares owned and shares underlying stock units and exercisable options, regardless of whether such options were in-the-money on September 15, 2004.

‡
Voting power represents combined voting power of Class A Common Stock (one vote per share) and Class B Common Stock (10 votes per share) owned beneficially by such person or persons on September 15, 2004. Excludes stock options and stock units.

*
Less than 0.1%.

(1)
Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock and is automatically converted into a share of Class A Common Stock upon transfer to a person who is not a Lauder Family Member (as defined below). The number of shares of Class A Common Stock and percentages contained under this heading do not account for such conversion right.

(2)
The stock units beneficially owned by Lady de Rothschild and Mr. Sternlicht and certain of those beneficially owned by Mr. Hockaday and Mr. Rose are to be paid out in cash and represent a deferral of retainers and meeting fees. The remaining stock units beneficially owned by Mr. Hockaday and Mr. Rose and the stock units owned by Ambassador Barshefsky represent the stock portion of their annual retainers plus dividend equivalents. Such units will be settled in shares of Class A Common Stock. Amounts are rounded to the nearest whole unit. See notes (12), and (14) through (17).

(3)
Leonard A. Lauder, Ronald S. Lauder, William P. Lauder, Gary M. Lauder, each individually and as trustees of various trusts, Ira T. Wender, as trustee, Joel S. Ehrenkranz, as trustee, and Richard D. Parsons, as trustee, are parties to a Stockholders' Agreement, pursuant to which each has agreed to vote his or the trust's shares for the election of Leonard A. Lauder, Ronald S. Lauder and their respective designees as directors of the Company. See notes (4) and (5) for certain exceptions. For purposes of the table, shares owned by each such individual are not attributed to the others by reason of such voting arrangement.

(4)
Includes shares owned beneficially or deemed to be owned beneficially by Leonard A. Lauder as follows: 5,369,169 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power (including 1,894,986 shares of Class A Common Stock which are owed to Leonard A. Lauder by Ronald S. Lauder; such loan is secured by a pledge of 1,894,986 shares of Class B Common Stock); 3,029,302 shares of Class A Common Stock and 42,705,540 shares of Class B Common Stock as the majority stockholder of the sole general partner of a limited partnership and with respect to which he has sole voting and investment power; 40,220 shares of Class B Common Stock as co-trustee of The Estée Lauder 2002 Trust with respect to which he shares voting power with Ronald S. Lauder, as co-trustee, and investment power with Ronald S. Lauder and Ira T. Wender, as co-trustees; 15,384 shares of Class A Common Stock and 3,846,154 shares of Class B Common Stock as an individual general partner of a limited partnership and as co-trustee of a trust (the "LAL Trust"), which is a general partner of the same limited partnership, and with respect to which he shares voting power with Ronald S. Lauder, who also is an individual general partner of the limited partnership and co-trustee of another trust (the "RSL Trust"), which is a general partner of the limited partnership, and with respect to which he shares investment power with Ronald S. Lauder, as an individual general partner of the limited partnership and as co-trustee of the RSL Trust, Richard D. Parsons and Ira T. Wender, as co-trustees of the RSL Trust, and Joel S. Ehrenkranz and Ira T. Wender, as co-trustees of the LAL Trust; 313,862 shares of Class A Common Stock as a director of The Lauder Foundation and with respect to which he shares voting and investment power; and 390,000 shares of Class A Common Stock owned by Evelyn H. Lauder. Shares owned by Evelyn H. Lauder and The Lauder Foundation are not subject to the Stockholders' Agreement. Leonard A. Lauder disclaims beneficial ownership of the shares of Class A Common Stock owned by The Lauder Foundation and Evelyn H. Lauder. Exercisable options include options with respect to 146,600 shares granted to Evelyn H. Lauder. In addition, Leonard A. Lauder has options with respect to another 333,332 shares granted to him pursuant to his prior employment agreement that are not yet exercisable. Evelyn H. Lauder has options with respect to another 8,400 shares of Class A Common Stock granted to her pursuant to the Company's share incentive plans that are not yet exercisable.

(5)
Includes shares owned beneficially or deemed to be owned beneficially by Ronald S. Lauder as follows: 57,553 shares of Class A Common Stock and 20,143,019 shares of Class B Common Stock directly and with respect to which he has sole voting and investment power; 3,182 shares of Class A Common Stock and 3,182 shares of Class B Common Stock as sole trustee of a trust for the benefit of his children and with respect to which he has sole voting and investment power; 40,220 shares of Class B Common Stock as co-trustee of The Estée Lauder 2002 Trust with respect to which he shares voting power with Leonard A. Lauder, as co-trustee, and with respect to which he shares investment power with Leonard A. Lauder and Ira T. Wender, as co-trustees; 15,384 shares of Class A Common Stock and 3,846,154 shares of Class B Common Stock as an individual general partner of a limited partnership and as co-trustee of the RSL Trust, which is a general partner of the same limited partnership, and with respect to which he shares voting power with Leonard A. Lauder, who also is an individual general partner of the limited partnership and co-trustee of the LAL Trust, which is a general partner of the limited partnership, and investment power with Leonard A. Lauder, as an individual general partner of the limited partnership and as co-trustee of the LAL Trust, Richard D. Parsons and Ira T. Wender, as co-trustees of the RSL Trust, and Joel S. Ehrenkranz and Ira T. Wender, as co-trustees of the LAL Trust; 36,457 shares of Class A Common Stock as a Director of the Ronald S. Lauder Foundation with respect to which he shares voting and investment power; 272,627 shares of Class A Common Stock as a Director of the Neue Galerie New York and with respect to which he shares voting and investment power; and 117,257 shares of Class A Common Stock as a Director of The Jewish Renaissance Foundation with respect to which he shares voting and investment power. Shares owned by Neue Galerie New York and The Jewish Renaissance Foundation are not subject to the Stockholders' Agreement. Ronald S. Lauder disclaims beneficial ownership of the shares of Class A Common Stock and Class B Common Stock owned by trusts for the benefit of one or more of his children, the Ronald S. Lauder Foundation, Neue Galerie New York and The Jewish Renaissance Foundation. Ronald S. Lauder borrowed shares of Class A Common Stock from certain Family Controlled Trusts (as defined below) and Leonard A. Lauder, which he sold in the Company's initial public offering. Ronald S. Lauder is obligated to repay the outstanding loans, which in the aggregate are currently in respect of 4,394,986 shares of Class A Common Stock, by delivering to the lending Family Controlled Trusts and Leonard A. Lauder shares equal in number to the borrowed shares. This obligation is secured by pledges of 4,394,986 shares of Class B Common Stock owned by Ronald S. Lauder as to which he has sole voting power and shares investment power with the respective pledgees. 15,748,033 shares of Class B Common Stock are pledged by Mr. Lauder to secure loans under a loan facility with a group of banks. Ronald S. Lauder also has options with respect to 83,332 shares granted to him pursuant to his prior employment agreement that are not yet exercisable.

(6)
Includes shares owned beneficially or deemed to be owned beneficially by William P. Lauder as follows: 1,168,240 shares of Class A Common Stock and 2,264,038 shares of Class B Common Stock directly and with respect to which he has sole voting and investment power; 368,441 shares of Class A Common Stock and 1,914,608 shares of Class B Common Stock as co-trustee of a grantor retained annuity trust established by him and with respect to which he shares voting power with Gary M. Lauder, as co-trustee, and investment power with Gary M. Lauder and Joel Ehrenkranz, as co-trustees; and 368,441 shares of Class A Common Stock and 1,914,608 shares of Class B Common Stock as co-trustee of a grantor retained annuity trust established by Gary M. Lauder with respect to which he shares voting power with Gary M. Lauder and Joel S. Ehrenkranz, as co-trustees. William P. Lauder disclaims beneficial ownership of shares held by the two trusts to the extent he does not have a pecuniary interest in such shares. William P. Lauder also has options with respect to 701,000 shares of Class A Common Stock granted to him pursuant to the Company's share incentive plans that are not yet exercisable.

(7)
Includes shares owned beneficially or deemed to be owned beneficially by Gary M. Lauder as follows: 37,652 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power; 163,454 shares of Class A Common Stock as sole trustee of the Gary M. Lauder 2000 Revocable Trust as to which he has sole voting and investment power; 368,441 shares of Class A Common Stock and 1,914,608 shares of Class B Common Stock as co-trustee of a grantor retained annuity trust established by him and with respect to which he shares voting power with William P. Lauder, as co-trustee, and investment power with William P. Lauder and Joel Ehrenkranz, as co- trustees; 368,441 shares of Class A Common Stock and 1,914,608 shares of Class B Common Stock as co-trustee of a grantor retained annuity trust established by William P. Lauder with respect to which he shares voting power with William P. Lauder and Joel S. Ehrenkranz, as co-trustees; and 5,234 shares of Class A Common Stock and 22,870 shares of Class B Common Stock as custodian for his nieces. Mr. Lauder disclaims beneficial ownership of the shares held by him as custodian and of the shares held by the two trusts to the extent he does not have a pecuniary interest in such shares. Gary M. Lauder's business address is ICTV Inc., 14600 Winchester Boulevard, Los Gatos, California 95030.

(8)
Excludes stock options with respect to 15,034 shares of Class A Common Stock granted to Ms. Lauder under the Company's Fiscal 1999 Share Incentive Plan and Fiscal 2002 Share Incentive Plan that are not yet exercisable. Richard D. Parsons is Trustee of certain trusts for the benefit of Ms. Lauder and her family that hold shares of Class A Common Stock and Class B Common Stock. See Note 10.

(9)
Includes shares owned beneficially or deemed to be owned beneficially by Joel S. Ehrenkranz as follows: 368,441 shares of Class A Common Stock and 1,914,608 shares of Class B Common Stock as co-trustee of a grantor retained annuity trust established by William P. Lauder and with respect to which he shares investment power with William P. Lauder and Gary M. Lauder, as co-trustee; 368,441 shares of Class A Common Stock and 1,914,608 shares of Class B Common Stock as co-trustee of a grantor retained annuity trust established by Gary M. Lauder with respect to which he shares voting power with Gary M. Lauder and William P. Lauder, as co-trustees; 15,384 shares of Class A Common Stock and 3,846,154 shares of Class B Common Stock as co-trustee of the LAL Trust, which is a general partner of a limited partnership, which owns the shares and with respect to which he shares investment power with Leonard A. Lauder, who is an individual general partner of the limited partnership and also a co-trustee of the LAL Trust, Ronald S. Lauder, who is an individual general partner of the limited partnership and also a co-trustee of the RSL Trust, Richard D.

  Parsons and Ira T. Wender, as co-trustees of the RSL Trust, and Ira T. Wender, as co-trustee of the LAL Trust; and 313,862 shares of Class A Common Stock as a director of The Lauder Foundation and with respect to which he shares voting and investment power. Mr. Ehrenkranz disclaims beneficial ownership of all such shares. Shares owned by The Lauder Foundation are not subject to the Stockholders' Agreement. Mr. Ehrenkranz's business address is 375 Park Avenue, New York, New York 10152.

(10)
Includes shares owned beneficially or deemed to be owned beneficially by Richard D. Parsons as follows: 4,221 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power; 3,000,000 shares of Class A Common Stock and 16,701,020 shares of Class B Common Stock as trustee of trusts for the benefit of Aerin Lauder and Jane Lauder and with respect to which Mr. Parsons has sole voting and investment power; 220,000 shares of Class B Common Stock as co-trustee of a grantor retained annuity trust for the benefit of Aerin Lauder and her children and with respect to which he shares voting and investment power with The Rockefeller Trust Company (Delaware), as co-trustee; and 15,384 shares of Class A Common Stock and 3,846,154 shares of Class B Common Stock as co-trustee of the RSL Trust, which is a general partner of a limited partnership, which owns the shares and with respect to which he shares investment power with Ronald S. Lauder, who is an individual general partner of the limited partnership and also a co-trustee of the LAL Trust, Leonard A. Lauder, who is an individual general partner of the limited partnership and also a co-trustee of the LAL Trust, Ira T. Wender, as co-trustee of the RSL Trust, and Joel S. Ehrenkranz and Ira T. Wender, as co-trustees of the LAL Trust. Mr. Parsons disclaims beneficial ownership of all such shares, other than those owned by him directly. 2,500,000 shares of Class A Common Stock owned by trusts for the benefit of Aerin Lauder and Jane Lauder represent shares owed to the trusts by Ronald S. Lauder to secure repayment of stock loans made to Mr. Lauder. Such loans, which were made to Mr. Lauder at the time of the Company's initial public offering, are secured by a pledge of 2,500,000 shares of Class B Common Stock. Options in respect of 21,698 shares of Class A Common Stock are exercisable and the rest become exercisable on November 5, 2004. Mr. Parson's business address is 1 Time Warner Center, New York, New York 10019. The Rockefeller Trust Company (Delaware) is located at 1201 Market Street, Suite 1604, Wilmington, Delaware 19801.

(11)
Includes shares owned beneficially or deemed to be owned beneficially by Ira T. Wender as follows: 40,220 shares of Class B Common Stock as co-trustee of The Estée Lauder 2002 Trust and with respect to which he shares investment power with Leonard A. Lauder and Ronald S. Lauder; and 15,384 shares of Class A Common Stock and 3,846,154 shares of Class B Common Stock as co-trustee of the LAL Trust and as co-trustee of the RSL Trust, which trusts are general partners of a limited partnership, which owns the shares and with respect to which he shares investment power with Leonard A. Lauder, as co-trustee of the LAL Trust and as an individual general partner of the limited partnership, Ronald S. Lauder, as co-trustee of the RSL Trust and as an individual general partner of the limited partnership, Joel S. Ehrenkranz, as co-trustee of the LAL Trust, and Richard D. Parsons, as co-trustee of the RSL Trust. Mr. Wender disclaims beneficial ownership of such shares. Shares owned by the RSL 4201 Trust are not subject to the Stockholders' Agreement. Mr. Wender's business address is 1133 Avenue of the Americas, New York, New York 10036.

(12)
Options in respect of 15,025 shares of Class A Common Stock are exercisable and the rest become exercisable on November 5, 2004.

(13)
Options in respect of all shares of Class A Common Stock become exercisable on November 5, 2004.

(14)
Options in respect of 12,325 shares of Class A Common Stock are exercisable and the rest become exercisable on November 5, 2004. Mr. Hockaday has share-payout stock units in respect of 1,597.51 shares of Class A Common Stock. Mr. Hockaday defers the cash portion of his board retainer and meeting fees in the form of cash-payout stock units, which account for the remaining stock units.

(15)
Includes shares of Class A Common Stock owned beneficially by Mr. Rose as follows: 8,449 shares indirectly as a director of a private foundation, and 12,000 shares as trustee of trusts for two of his children, in each case with respect to which he has sole voting and investment power. Mr. Rose disclaims beneficial ownership of shares owned by the foundation and by his child's trust. In addition, Mr. Rose has share-payout stock units in respect of 2,358.72 shares of Class A Common Stock and defers the cash portion of his board retainer and meeting fees in the form of cash-payout stock units, which account for the remaining stock units. Options in respect of 16,673 shares of Class A Common Stock are exercisable and the rest become exercisable on November 5, 2004.

(16)
Options in respect of 15,025 shares of Class A Common Stock are exercisable and the rest become exercisable on November 5, 2004. Lady de Rothschild defers the cash portion of her board retainer and meeting fees in the form of cash-payout stock units.

(17)
Includes shares of Class A Common Stock owned beneficially by Mr. Sternlicht as follows: 25,000 directly and 18,000 indirectly through three family trusts. Mr. Sternlicht defers the cash portion of his board retainer and meeting fees in the form of cash payout stock units.

(18)
Excludes stock options with respect to 368,000 shares of Class A Common Stock granted to Mr. Brestle under the Company's Fiscal 1999 Share Incentive Plan and Fiscal 2002 Share Incentive Plan that are not yet exercisable.

(19)
Excludes stock options with respect to 334,000 shares of Class A Common Stock granted to Mr. Shearer under the Company's Fiscal 1999 Share Incentive Plan and Fiscal 2002 Share Incentive Plan that are not yet exercisable.

(20)
See notes (2) through (6), (8), (10) and (12) through (19). Also excludes stock options with respect to an aggregate of 1,620,134 shares of Class A Common Stock granted to the executive officers whose names do not appear in this table or the notes thereto, which are not yet exercisable. Amounts in the table include shares and options held by Fred H. Langhammer because he is named in the Summary Compensation Table in "Executive Compensation."

Additional Information Regarding the Board of Directors

        Stockholders' Agreement. All Lauder Family Members (other than Aerin Lauder, Jane Lauder, and The 4202 Corporation) who beneficially own shares of Common Stock have agreed pursuant to a stockholders' agreement with the Company ("the Stockholders' Agreement") to vote all shares beneficially owned by them for Leonard A. Lauder, Ronald S. Lauder and one person, if any, designated by each as a director of the Company. Lauder Family Members who are parties to the Stockholders' Agreement beneficially owned, in the aggregate, on September 15, 2004, shares of Common Stock having approximately 85.6% of the voting power of the Company. The right of each of Leonard A. Lauder and Ronald S. Lauder to designate a nominee exists only when he (including his descendants) beneficially owns (other than by reason of the Stockholders' Agreement) shares of Common Stock with at least 10% of the total voting power of the Company. Currently, William P. Lauder is the nominee of Leonard A. Lauder and Aerin Lauder is the nominee of Ronald S. Lauder. The right of each of Leonard A. Lauder and Ronald S. Lauder to be nominated will exist so long as he (including his descendants) beneficially owns shares of Common Stock with at least 5% of the total voting power of the Company. In the event that Leonard A. Lauder ceases to be a member of the Board of Directors by reason of his death or disability, then his sons, William P. Lauder and Gary M. Lauder, will succeed to his rights to be nominated as a director and to designate one nominee. If either son is unable to serve by reason of his death or disability, the other son will have the right to designate a nominee. Similarly, Aerin Lauder and Jane Lauder, Ronald S. Lauder's daughters, will succeed to their father's rights if he should cease to be a director by reason of his death or disability. If either daughter is unable to serve by reason of her death or disability, the other daughter will have the right to designate a nominee. In the event none of Leonard A. Lauder and his sons and Ronald S. Lauder and his daughters are able to serve as directors by reason of death or disability, then the rights under the Stockholders' Agreement to be a nominee and to designate a nominee will cease.

        Board Committees. The Board of Directors has established three regular committees—the Audit Committee, the Compensation Committee (which includes the Stock Plan Subcommittee) and the Nominating and Board Affairs Committee. The charters for each of these Committees may be found in the "Investor Information" section of the Company's website: www.elcompanies.com. Stockholders may also contact Investor Relations at 767 Fifth Avenue, New York, New York or call 800-308-2334 to obtain a hard copy of these documents without charge.

        The Company is a "controlled company" in accordance with rules promulgated by the New York Stock Exchange, because the Lauder family controls a majority of the outstanding voting stock. As such, the Company may avail itself of exemptions relating to the independence of the Board and certain Board committees. Despite the availability of such exemptions, the Board of Directors has determined that it will have a majority of independent directors and that both the Nominating and Board Affairs Committee and the Compensation Committee will have the required provisions in their charters. The Board of Directors has also determined to use the two remaining exemptions, and thus will not require that the Nominating and Board Affairs Committee and Compensation Committee be comprised solely of independent directors.

        The Audit Committee members are Irvine O. Hockaday, Jr., Chairman, Lynn Forester de Rothschild, and Barry S. Sternlicht. Charlene Barshefsky served on the Audit Committee until September 15, 2004. The Board of Directors has determined that Mr. Hockaday and Mr. Sternlicht each qualifies as an "Audit Committee Financial Expert" in accordance with the rules promulgated by the Securities and Exchange Commission. The Audit Committee has a written charter adopted by the Board of Directors. The Committee, among other things, appoints the independent auditors, reviews the independence of such auditors, approves the scope of the annual audit activities of the independent auditors and the Company's Internal Control Department, reviews audit results and reviews and discusses the Company's financial statements with management and the independent auditors. The Committee also meets separately, at least quarterly, with the Chief Financial Officer and Chief Internal Control Officer and with representatives of the independent auditor.

        The Compensation Committee members are Richard D. Parsons, Chairman, Marshall Rose and Lynn Forester de Rothschild. Rose Marie Bravo will join the Committee in place of Marshall Rose as of November 5, 2004. The Committee, among other things, has the authority to establish and approve compensation plans and arrangements with respect to the Company's executive officers and administers certain employee benefit plans, including the executive annual incentive plan. The Stock Plan Subcommittee, whose members are Marshall Rose and Lynn Forester de Rothschild, has the authority to adopt and administer the Company's share incentive plans. Rose Marie Bravo will join the Subcommittee in place of Marshall Rose as of November 5, 2004.

        The Nominating and Board Affairs Committee members are Charlene Barshefsky, Leonard A. Lauder, Richard D. Parsons and Lynn Forester de Rothschild, Chairman. Ambassador Barshefsky joined the Committee as of September 15, 2004. The Committee, among other things, recommends nominees for election as members of the Board, considers and makes recommendations regarding Board practices and procedures and reviews the compensation for service as a Board member.

        Each committee reports regularly to the Board and has authority to engage its own advisors.

        Board and Board Committee Meetings; Executive Sessions. Directors are expected to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. In furtherance of the Board's role, directors are expected to attend all scheduled Board and Board Committee meetings and all meetings of stockholders. In fiscal 2004, the Board of Directors met seven times, the Compensation Committee met four times, the Stock Plan Subcommittee met three times, the Audit Committee met eight times, and the Nominating and Board Affairs Committee met five times. The total combined attendance for all board and committee meetings was 97.5%. In fiscal 2004, the non-employee directors met five times in executive session including one meeting at which one management director was present for part of the session. All ten of the Company's directors serving at that time attended the Company's 2003 Annual Meeting of Stockholders.

        Lynn Forester de Rothschild has served as the presiding director for all executive sessions of the Board of Directors since November 2003. The presiding director serves for a one-year term beginning with the meeting of the Board immediately following the Annual Meeting of Stockholders and is selected from among the chairmen of the Audit Committee, the Compensation Committee and the Nominating and Board Affairs Committee. Irvine O. Hockaday, Jr., chairman of the Audit Committee, will be the presiding director after the 2004 Annual Meeting.

        Board Membership Criteria. The Nominating and Board Affairs Committee works with the Board on an annual basis to determine the appropriate characteristics, skills and experience for the Board as a whole and for its individual members. All directors should possess the highest personal and professional ethics as well as an inquisitive and objective perspective, practical wisdom and mature judgment. In evaluating the suitability of individual Board members, the Board takes into account many factors, including general understanding of the Company's business on a technical level and educational and professional background. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best support the success of the business and, based on its diversity of experience, represent stockholder interests through the exercise of sound judgment. In determining whether to recommend a director for re-election, the Nominating and Board Affairs Committee also considers the director's past attendance at meetings and participation in and contributions to the activities of the Board.

        Upon determining the need for additional or replacement Board members, the Nominating and Board Affairs Committee will identify one or more director candidates and evaluate each candidate under the criteria described above based on the information it receives with a recommendation or that it otherwise possesses, which information may be supplemented by additional inquiries. Application of these criteria involves the exercise of judgment and cannot be measured in any mathematical or routine way. Based on its assessment of each candidate's independence, skills and qualifications and the criteria described above, the Committee will make recommendations regarding potential director candidates to the Board. The Committee may engage third parties to assist in the search for director candidates or to assist in gathering information regarding a candidate's background and experience. The Committee will evaluate stockholder recommended candidates in the same manner as other candidates. Candidates may also be designated pursuant to the Stockholders' Agreement. See "Additional Information Regarding the Board of Directors—Stockholders' Agreement."

        Board Independence Standards for Directors. To be considered "independent" for purposes of membership on the Company's Board of Directors, the Board must determine that a director has no material relationship with the Company, including any of its subsidiaries, other than as a director. For each director, the Board broadly considers all relevant facts and circumstances. In making its determination, the Board considers the following categories of relationships to be material, thus precluding a determination that a director is "independent":

  (i)
  the director is an employee of the Company, or an immediate family member of the director is an executive officer of the Company, or was so employed during the preceding three years.

  (ii)
  the director receives, or an immediate family member of the director receives, more that $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any on continued service), or has received such a payment exceeding $100,000 in any of the preceding three years.

  (iii)
  the director is affiliated with or employed by, or an immediate family member of the director is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company, or was so affiliated with or employed by such auditor within the preceding three years.

  (iv)
  the director is employed, or an immediate family member of the director is employed, as an executive officer of another company where any of the Company's present executives serve on that company's compensation committee, or was so employed within the preceding three years.

  (v)
  the director is currently an executive officer or an employee, or an immediate family member of the director is an executive officer, of a company that, within the preceding three years, made payments to, or received payments from, the Company for the greater of $1 million, or 2% of such other company's consolidated gross revenues.

        Additionally, the following relationships will not be considered to be "material" relationships that would impair a director's independence:

  (i)
  any of the relationships described in (i)-(v) above, if such relationships occurred more than three years ago, or

  (ii)
  if a director is an executive officer or employee, or an immediate family member of a director is an executive officer of another company that does business with the Company and such other company, during the current or last fiscal year, made payments to or received payments from, the Company of less than $1 million or two percent (2%) of such other company's consolidated gross revenues, whichever is greater.

        Charitable organizations are not considered "companies" for purposes of these independence standards. An "immediate family member" includes a director's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, and anyone (other than domestic employees) who shares such person's home.

        The Board reviews at least annually whether directors meet these Director Independence Standards.

        The following six directors, have been determined by the Board to be "independent" pursuant to New York Stock Exchange rules and the Company's Independent Director Standards which have been set forth above: Charlene Barshefsky, Rose Marie Bravo, Irvine O. Hockaday, Jr., Marshall Rose, Lynn Forester de Rothschild and Barry S. Sternlicht.

        In addition to the foregoing, in order to be considered "independent" under New York Stock Exchange rules for purposes of serving on the Company's Audit Committee, a director also may not accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the Company, other than as a director, and may not be an "affiliated person" of the Company. Audit Committee members may receive directors' fees and fixed payments for prior service with the Company. The Board has determined that, as of the date hereof, each of the members of the Audit Committee meet these additional independence requirements as well.

        Communications with the Board. A stockholder who wishes to communicate with the Board, any Committee thereof, the non-management directors as a group, or any individual director may do so by addressing the correspondence to that individual or group, c/o Sara E. Moss, Senior Vice President, General Counsel and Secretary, The Estée Lauder Companies Inc., 767 Fifth Avenue, New York, New York 10153. She, or her designee, will review all such correspondence to determine that the substance of the correspondence relates to the duties and responsibilities of the Board or individual Board member before forwarding the correspondence to the intended recipient. Spam, junk mail, solicitations, and hostile, threatening, illegal or similarly unsuitable material will not be forwarded to the intended recipient and, if circumstances warrant, may be forwarded to the Company's security staff. Any communication that is not forwarded may be made available to the intended recipient at his or her request.

        Compensation of Directors. Each non-employee director receives an annual cash retainer of $60,000, payable quarterly, and an annual grant of options with 10-year terms to purchase 5,000 shares of Class A Common Stock. The exercise price of the options is equal to the closing price of the Class A

Common Stock on the date of grant and the options vest and are exercisable one-year after grant (subject to post-service limitations). The Chairman of the Audit Committee receives an annual retainer of $25,000 and the Chairmen of the Compensation Committee and the Nominating and Board Affairs Committee receive an annual retainer of $15,000 each.

        An additional $25,000 is payable to each non-employee director by a grant of stock units (accompanied by dividend equivalent rights) as an annual stock retainer in the fourth quarter of the calendar year. Each stock unit is convertible into shares of Class A Common Stock on or after the first business day of the calendar year following the one in which the director ceases to be a member of the Board. The number of stock units to be awarded is determined by dividing $25,000 by the average closing price of the Class A Common Stock on the twenty trading days next preceding the date of grant. In lieu of receiving stock units, a director may elect to receive options in respect of Class A Common Stock. The number of shares subject to such option grant is determined by dividing $75,000 by the closing price per share of the Class A Common Stock on the date of grant. Such price per share is also the exercise price per share of the options. Options have 10-year terms (subject to post-service limitations), vest immediately, and are exercisable one year after grant. In no event will stock units or stock options representing more than 5,000 shares be granted in connection with the annual stock retainer.

        On the date of the first annual meeting of stockholders which is more than six months after a non-employee director's initial election to the Board, the director receives a grant of 2,000 shares of Class A Common Stock (plus a cash payment in an amount to cover related income taxes).

        Non-employee directors receive $1,500 for each board or committee meeting attended plus reimbursement of reasonable expenses of attending such meetings.

        Non-employee directors may elect to defer receipt of all or part of their cash-based compensation. The deferrals may take the form of stock equivalent units (accompanied by dividend equivalent rights) to be paid out in cash or may simply accrue interest until paid out in cash.

        Directors who are also employees of the Company receive no additional compensation for service as directors.

        Director Nominees Recommended by Stockholders. The Nominating and Board Affairs Committee will consider stockholder recommendations of nominees in the same manner as and pursuant to the same criteria by which it considers all other nominees, except for nominations received pursuant to the Stockholders' Agreement. See "Board Membership Criteria." Stockholders who wish to suggest qualified candidates should send their written recommendation to the Nominating and Board Affairs Committee c/o Sara E. Moss, Senior Vice President, General Counsel and Secretary, The Estée Lauder Companies Inc., 767 Fifth Avenue, New York, New York 10153. The following information must accompany any such recommendation by a stockholder: (i) the name and address of the stockholder making the recommendation, (ii) the name, address, telephone number and social security number of the proposed nominee, (iii) the class or series and number of shares of the Company that are beneficially owned by the stockholder making the recommendation, (iv) a description of all arrangements or understandings between the stockholder and the candidate, and an executed written consent of the proposed nominee to serve as a director of the Company if so elected, (v) a copy of the proposed nominee's resume and references, and (vi) an analysis of the candidate's qualifications to serve on the Board of Directors and on each of the Board's committees in light of the criteria for Board membership established by the Board. See "Board Membership Criteria." For stockholders intending to nominate an individual for election as a director directly, there are specific procedures set forth in our bylaws. See "Stockholder Proposals and Nominations."

Corporate Governance Guidelines and Code of Conduct

        The Board of Directors has developed corporate governance practices to help it fulfill its responsibilities to stockholders in providing general direction and oversight of management of the Company. These practices are set forth in the Company's Corporate Governance Guidelines. The Company also has a Code of Conduct ("Code") applicable to all employees, officers and directors of the Company, including, without limitation, the Chief Executive Officer, the Chief Financial Officer and other senior financial officers. These documents, as well as any waiver of a provision of the Code granted to any senior officer or director or material amendment to the Code, if any, may be found in the "Investor Information" section of the Company's website: www.elcompanies.com. Stockholders may also contact Investor Relations at 767 Fifth Avenue, New York, New York 10153 or call 800-308-2334 to obtain a hard copy of these documents without charge.

Audit Committee Report

        The Audit Committee of the Board of Directors, consisting solely of "independent directors" as defined by the Board and consistent with the rules of the New York Stock Exchange, has:

  1.
  reviewed and discussed the Company's audited financial statements for the fiscal year ended June 30, 2004 with management and representatives of KPMG LLP;

  2.
  discussed with KPMG the matters required to be discussed by SAS 61, as modified or supplemented; and

  3.
  received the written disclosures and letter from KPMG required by Independence Standards Board Standard No. 1, as modified or supplemented, and discussed KPMG's independence with representatives of KPMG.

        Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended June 30, 2004 be included in the Company's annual report on Form 10-K filed with the Securities and Exchange Commission.

The Audit Committee

Charlene Barshefsky Irvine O. Hockaday, Jr., Chairman Lynn Forester de Rothschild Barry S. Sternlicht

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and any persons who own more than 10% of the Class A Common Stock, to file forms reporting their initial beneficial ownership of common stock and subsequent changes in that ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater-than-10% beneficial owners also are required to furnish the Company with copies of all forms they file under Section 16(a). Based solely upon a review of the copies of the forms furnished to the Company, or a written representation from a reporting person that no Form 5 was required, the Company believes that during the 2004 fiscal year all Section 16(a) filing requirements were satisfied except that the Company filed one Form 4 with respect to a cash-payout stock unit grant worth $1,500 to Lynn Forester de Rothschild two days after it was due.

Certain Relationships and Related Transactions

        Family Relationships. Mrs. Estée Lauder, who passed away on April 24, 2004, and her late husband, Joseph Lauder, founded the Company. Until September 1995, Mrs. Lauder was Chairman of the Board of Directors. From September 1995, she was Founding Chairman, and she will retain that honorary title in perpetuity. Her son, Leonard A. Lauder, is the Chairman of the Board of Directors. Her other son, Ronald S. Lauder, is a Senior Vice President and director of the Company and Chairman of Clinique Laboratories, Inc. Leonard A. Lauder's wife, Evelyn H. Lauder, is Senior Corporate Vice President of the Company. Leonard A. Lauder and his wife have two sons, William P. Lauder and Gary M. Lauder. William P. Lauder is President and Chief Executive Officer and a director of the Company. Gary M. Lauder is not an employee of the Company. Ronald S. Lauder and his wife, Jo-Carole Lauder, have two daughters, Aerin Lauder and Jane Lauder. Aerin Lauder is Senior Vice President—Global Creative Directions for Estée Lauder and is a nominee for election as a director. Jane Lauder is a Vice President of BeautyBank.

        In fiscal 2004, the following Lauder Family Members received the following amounts from the Company as compensation: Ronald S. Lauder received $400,000 in salary; Evelyn H. Lauder received $537,700 in salary and a bonus of $277,600; Aerin Lauder received $165,000 in salary and a bonus of $30,653; and Jane Lauder received $163,100 in salary and a bonus of $52,273. None of these individuals were granted stock options in fiscal 2004. Each is entitled to participate in standard benefit plans, such as the Company's pension and medical plans. For information regarding compensation paid by the Company to Leonard A. Lauder and William P. Lauder in fiscal 2004, see "Executive Compensation," "Pension Plans" and "Employment Agreements."

        For fiscal 2005, Ronald S. Lauder has a base salary of $400,000; Evelyn H. Lauder has a base salary of $556,500 and bonus opportunities with a target payout of $266,500; Aerin Lauder has a base salary of $250,000 and bonus opportunities with a target payout of $100,000; and Jane Lauder has a base salary of $168,800 and bonus opportunities with a target payout of $75,000. Aerin Lauder was granted stock options in fiscal 2005 with respect to 5,000 shares of Class A Common stock with an exercise price of $43.10 per share. For information regarding fiscal 2005 compensation for Leonard A. Lauder and William P. Lauder, see "Pension Plans" and "Employment Agreements."

        As used in this Proxy Statement, the term "Lauder Family Members" includes only the following persons: (i) the estate of Mrs. Estée Lauder; (ii) each descendant of Mrs. Lauder (a "Lauder Descendant") and their respective estates, guardians, conservators or committees; (iii) each "Family Controlled Entity" (as defined below); and (iv) the trustees, in their respective capacities as such, of each "Family Controlled Trust" (as defined below). The term "Family Controlled Entity" means (i) any not-for-profit corporation if at least 80% of its board of directors is composed of Lauder Descendants; (ii) any other corporation if at least 80% of the value of its outstanding equity is owned by Lauder Family Members; (iii) any partnership if at least 80% of the value of its partnership interests are owned by Lauder Family Members; and (iv) any limited liability or similar company if at least 80% of the value of the company is owned by Lauder Family Members. The term "Family Controlled Trust" includes certain trusts existing on November 16, 1995 and trusts the primary beneficiaries of which are Lauder Descendants, spouses of Lauder Descendants and/or charitable organizations, provided that if the trust is a wholly charitable trust, at least 80% of the trustees of such trust consist of Lauder Descendants.

        Exchange of $6.50 Cumulative Redeemable Preferred Stock. On December 31, 2003, the Company and the trustees of The Estée Lauder 1994 Trust and the Leonard A. Lauder 1995 Preferred Stock Trust, which together held $360 million of the then outstanding of $6.50 Cumulative Redeemable Preferred Stock of the Company, due June 30, 2005, exchanged all of their outstanding shares of the preferred stock for a newly issued series of Cumulative Redeemable Preferred Stock with a mandatory redemption date of June 30, 2015 ("2015 Preferred Stock"). For the quarters ended December 31, 2003 and March 31, 2004, the dividend rate on the 2015 Preferred Stock was 4.75% per annum. In addition, the trusts reimbursed the Company for its costs in connection with the exchange, which amounted to $1.4 million. Such costs related primarily to independent financial advisers and counsel engaged by the special committee of the Board that negotiated the exchange. See "Redemption of 2015 Preferred Stock."

        Redemption of 2015 Preferred Stock. As a result of the death of Mrs. Estée Lauder, the put right of the holders of all $360.0 million aggregate principal amount of 2015 Preferred Stock and the Company's right to call $291.6 million aggregate principal amount of the 2015 Preferred Stock became exercisable on April 24, 2004.

        On June 10, 2004, the Company redeemed, for cash, all $291.6 million aggregate principal amount of 2015 Preferred Stock that could be redeemed at that time. Upon this partial redemption, the dividend rate on the remaining $68.4 million principal amount of 2015 Preferred Stock was reduced, for the period from April 25, 2004 through June 30, 2004, to 0.62% per annum, which is a rate based on the after-tax yield on six-month U.S. Treasuries. So long as the remaining shares of 2015 Preferred Stock are outstanding, the dividend rate will be reset semi-annually in January and July at the then-existing after-tax yield on six-month U.S. Treasuries. The dividend rate for the six-month period from July 1, 2004 through December 31, 2004 is 0.994%. The remaining $68.4 million principal amount of 2015 Preferred Stock may not be redeemed by the Company until May 24, 2005.

        As a result of the redemption of the $291.6 million principal amount of 2015 Preferred Stock and the reduction of the dividend rate on the shares of 2015 Preferred Stock that remain outstanding, the Company expects to save, net of financing costs, approximately $14.0 million in fiscal 2005.

        Royalty Arrangements. In 1969, the Company acquired from Mrs. Estée Lauder ownership of the trademark Estée Lauder outside the United States in exchange for royalty payments on sales of Estée Lauder brand products during Mrs. Lauder's lifetime. The royalty payments also relate to sales of Prescriptives products, which initially were sold under the Estée Lauder brand. The royalty with respect to those sales ceased to be an obligation of the Company upon Mrs. Estée Lauder's death on April 24, 2004. Royalty payments totaling $18.8 million were accrued in fiscal 2004. Such payments were made to Mrs. Lauder until her death and thereafter to The Estée Lauder 2002 Trust.

        Registration Rights Agreement. Leonard A. Lauder, Ronald S. Lauder, The Estée Lauder 1994 Trust, William P. Lauder, Gary M. Lauder, Aerin Lauder, Jane Lauder, certain Family Controlled Entities and other Family Controlled Trusts, Morgan Guaranty Trust Company of New York ("Morgan Guaranty") and the Company are parties to a Registration Rights Agreement (the "Registration Rights Agreement"), pursuant to which each of Leonard A. Lauder, Ronald S. Lauder and Morgan Guaranty have three demand registration rights and The Estée Lauder 1994 Trust has six demand registration rights in respect of shares of Class A Common Stock (including Class A Common Stock issued upon conversion of Class B Common Stock) held by them. Three of the demand rights granted to The Estée Lauder 1994 Trust may be used only by a pledgee of The Estée Lauder 1994 Trust's shares of Common Stock. All the parties to the Registration Rights Agreement (other than the Company) also have an unlimited number of piggyback registration rights in respect of their shares. The rights of Morgan Guaranty and any other pledgee of The Estée Lauder 1994 Trust under the Registration Rights Agreement will be exercisable only in the event of a default under certain loan arrangements. Leonard A. Lauder and Ronald S. Lauder may assign their demand registration rights to Lauder Family Members. The Company is not required to effect more than one registration of Class A Common Stock in any consecutive twelve-month period. The piggyback registration rights allow the holders to include their shares of Class A Common Stock in any registration statement filed by the Company, subject to certain limitations. Registration rights in respect of the Company's redeemable preferred stock expired on April 24, 2004.

        The Company is required to pay all expenses (other than underwriting discounts and commissions of the selling stockholders, taxes payable by the selling stockholders and the fees and expenses of the selling stockholders' counsel) in connection with any demand registrations, as well as any registrations pursuant to the exercise of piggyback rights. The Company has agreed to indemnify the selling stockholders against certain liabilities, including liabilities arising under the Securities Act of 1933.

        Stockholders' Agreement. All Lauder Family Members (other than Aerin Lauder, Jane Lauder, and The 4202 Corporation) who beneficially own shares of Common Stock are parties to the Stockholders' Agreement. The stockholders who are parties to the Stockholders' Agreement beneficially owned, in the aggregate, shares of Common Stock having approximately 85.6% of the voting power of the Company on September 15, 2004. Such stockholders have agreed to vote in favor of the election of Leonard A. Lauder and Ronald S. Lauder and one designee of each as directors. See "Additional Information Regarding the Board of Directors—Stockholders' Agreement." Parties to the Stockholders' Agreement, may, without restriction under the agreement, donate their shares or sell their shares in a widely distributed underwritten public offering, in sales made in compliance with Rule 144 under the Securities Act of 1933 or to other Lauder Family Members. In the case of other private sales, each stockholder who is a party to the Stockholders' Agreement (the "Offering Stockholder") has granted to each other party (the "Offeree") a right of first offer to purchase shares of Class A Common Stock that the Offering Stockholder intends to sell to a person (or group of persons) who is not a Lauder Family Member. Each Offeree has the opportunity to purchase the Offeree's pro rata portion of the shares to be offered by the Offering Stockholder, as well as additional shares not purchased by other Offerees. Any shares not purchased pursuant to the right of first offer may be sold at or above 95% of the price offered to the Offerees. The agreement also includes provisions for bona fide pledges of shares of Common Stock and procedures related to such pledges. The Stockholders' Agreement will terminate upon the occurrence of certain specified events, including the transfer of shares of Common Stock by a party to the Stockholders' Agreement that causes all parties thereto immediately after such transaction to own beneficially in the aggregate shares having less than 10% of the total voting power of the Company.

        Other Arrangements. The Company has subleased certain of its office space in New York to an affiliate of Ronald S. Lauder. For fiscal 2004, the rent paid or accrued was approximately $610,000, which equals the Company's lease payments for that space. The Company also has agreed to provide such affiliate with certain services, such as phone systems, payroll service and office and administrative services, which are reimbursed at a rate approximating the Company's incremental cost thereof. For fiscal 2004, the affiliate paid approximately $9.5 million pursuant to such agreement. At June 30, 2004, the affiliate had deposited with the Company $1,171,000 to cover expenses. In addition, during fiscal 2004, the Company occupied space that was at such time leased from the landlord of the Company's headquarters directly to affiliates of Ronald S. Lauder. The Company reimbursed Mr. Lauder's affiliates for the cost of the lease, which amounted to approximately $50,000. The Company has similar arrangements for space and services with an affiliate of Leonard A. Lauder and his family. For fiscal 2004, that affiliate and/or family members paid the Company $3.4 million for office space and certain services, such as phone systems, payroll service and office and administrative services. At June 30, 2004, the affiliate and family members had deposited with the Company $693,000 to cover expenses. The payments by the affiliates and family members approximated the Company's incremental cost of such space and services. In respect of fiscal 2004, the Company reimbursed an affiliate of Leonard A. Lauder $386,000 for the business-related use of private airplanes in which the affiliate has an interest.

        Certain members of the Lauder family (and entities affiliated with one or more of them) own numerous works of art that are displayed at the Company's offices. The Company pays no fee to the owners for displaying such works. The owners of the works pay for their maintenance. In fiscal 2004, the Company paid premiums of about $7,000 for insurance relating to such works.

        The Company, as is common for major global consumer products companies, regularly advertises in various media, including magazines, television, radio and the Internet. Some of these advertisements may appear from time to time in magazines, cable networks and websites owned by or associated with Time Warner Inc., of which Richard D. Parsons, a Director of the Company, is Chairman of the Board of Directors as well as Chief Executive Officer. In many cases, advertisements are placed indirectly through advertising agencies. In fiscal 2004, the Company estimates that the aggregate cost of advertisements appearing in or on such magazines and other media was about $10.8 million, an amount which is not material to the Company nor to Time Warner Inc.

        Charlene Barshefsky, one of our directors, is Senior International Partner in the law firm of Wilmer Cutler Pickering Hale and Dorr LLP. In fiscal 2004, the firm provided legal services to the Company. Fees for such services were $148,350, which accounted for considerably less than 2% of either the law firm's or the Company's gross revenue in their last fiscal years. Wilmer Cutler Pickering Hale and Dorr LLP has provided services to the Company in fiscal 2005. Ambassador Barshefsky does not share in the revenue earned by Wilmer Cutler Pickering Hale and Dorr LLP from its representation of the Company.

        Barry S. Sternlicht, one of our directors, is Chairman and Chief Executive Officer of Starwood Hotels & Resorts Worldwide, Inc. In fiscal 2004, Company employees used Starwood Hotels, however, the Company estimates that the aggregate amount of fees paid to Starwood in fiscal 2004 were approximately $2.1 million, which accounted for considerably less than 2% of either Starwoods' or the Company's gross revenue in their last fiscal years. Company employees have also stayed at Starwood Hotels in fiscal 2005.

        In fiscal 2001, the Company made a loan in the amount of $2.0 million to Patrick Bousquet-Chavanne, Group President responsible for Estée Lauder, MAC, designer fragrance and fashion stores. Interest on the loan is imputed as income to Mr. Bousquet-Chavanne and grossed up for all applicable taxes. A separate agreement provides that the loan shall be forgiven in its entirety as to principal if he remains with the Company through June 30, 2005 and shall be forgiven in its entirety with a gross-up for taxes if he remains with the Company through June 30, 2006.

        In connection with his relocation to the United States from the United Kingdom in fiscal 1998, the Company loaned Malcolm Bond, $100,000, interest free. As of July 1, 2004, Mr. Bond was promoted to Executive Vice President—Global Operations. In view of his promotion, the loan was forgiven in September 2004 and Mr. Bond received an additional $74,788 for reimbursement of taxes.

Executive Compensation

        The following table sets forth a summary of all compensation awarded or paid to or earned by the chief executive officer and the four other most highly compensated executive officers of the Company in the last fiscal year for services rendered in all capacities to the Company (including its subsidiaries) for the fiscal years ended June 30, 2004, 2003 and 2002.

Summary Compensation Table

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)		Restricted Stock Awards ($)		Securities Underlying Options (#)	All Other Compensation ($)
Leonard A. Lauder, Chairman of the Board	2004 2003 2002	1,800,000 1,710,000 1,800,000	1,800,000 1,740,000 900,000		(1) (1) (1)	— — —		— — —	— 6,000 412,140	(2) (2)
Fred H. Langhammer, President and Chief Executive Officer (3)	2004 2003 2002	2,000,000 1,900,000 2,000,000	3,000,000 2,900,000 1,500,000		(1) (1) (1)	2,000,000 2,000,000 2,000,000	(4) (4) (4)	500,000 500,000 500,000	217,450 6,000 3,483,530	(5) (5) (5)
William P. Lauder, Chief Operating Officer (6)	2004 2003 2002	1,300,000 1,125,000 1,000,000	1,750,000 1,527,000 650,000		(1) (1) (1)	— — —		200,000 100,000 100,000	10,050 9,900 8,850	(7) (7) (7)
Daniel J. Brestle, Group President (8)	2004 2003 2002	1,000,000 950,000 1,000,000	1,500,000 949,000 650,000		(1) (1) (1)	— — —		100,000 100,000 100,000	72,050 71,900 85,900	(7) (7) (7)
Philip Shearer, Group President (9)	2004 2003 2002	1,000,000 950,000 750,000	1,369,600 950,000 500,000		(1) (1) (1)	— — —		100,000 100,000 100,000	1,634,584 136,680 109,207	(7) (7) (7)

(1)
Represents perquisites and other personal benefits, which did not exceed $50,000 for such executive officer in the fiscal year.

(2)
Amounts reported under "All Other Compensation" for fiscal 2003 represent matching contributions made pursuant to the Company's qualified defined contribution plan (the "401(k) Savings Plan") in the amount of $6,000. Substantially all the amounts reported for fiscal 2002 represented the estimated dollar value of the benefit to Mr. Lauder of Company-paid premiums on split-dollar life insurance. A trust established by Mr. Lauder paid the term-life portion of the policy. The remaining balance represents matching contributions made pursuant to the 401(k) Savings Plan in the amount of $4,500.

(3)
Mr. Langhammer retired as President and Chief Executive Officer as of the end of the day on June 30, 2004.

(4)
Reflects the dollar value (without consideration of the restrictions) of restricted stock units granted to Mr. Langhammer pursuant to his employment agreement. Additional stock units were credited to Mr. Langhammer in connection with dividends, which were paid in additional units. At the end of fiscal 2004, Mr. Langhammer held 365,580 restricted stock units, all of which were vested. Based on the closing price of the Company's Class A Common Stock at the end of fiscal 2004, the value of such units (without consideration of the restrictions) was $17,832,992. As provided in his employment agreement and as agreed by the Company, on August 27, 2004, the units were converted into a cash equivalent amount of $16,092,832, which was based on the closing price on the date of conversion and placed in the deferred account previously established for Mr. Langhammer.

(5)
Amounts reported under "All Other Compensation" for fiscal 2004 included $211,300 for reimbursement of premiums paid by Mr. Langhammer's life insurance trust to keep certain split-dollar life insurance policies in force until they were surrendered in fiscal 2004 and a related gross-up for income taxes and matching contributions made pursuant to the 401(k) Savings Plan of $6,150. The amount for fiscal 2003 represented matching contributions made pursuant to the 401(k) Savings Plan in the amount of $6,000. Substantially all the amounts reported in fiscal 2002 represented the estimated dollar value of the benefit to Mr. Langhammer of Company-paid premiums for split-dollar life insurance in the amount of $3,478,720. A trust established by Mr. Langhammer paid the term-life portion of the policy. The remaining balance represents matching contributions made pursuant to the Company's 401(k) Savings Plan in the amount of $4,810.

(6)
In fiscal 2002 and during the first six months of fiscal 2003, Mr. W. Lauder was Group President responsible for various brands and business operating units. Mr. W. Lauder became Chief Operating Officer on January 1, 2003 and President and Chief Executive Officer on July 1, 2004.

(7)
Amounts reported include: (i) matching contributions made on behalf of named executive officer pursuant to the 401(k) Savings Plan as follows: Mr. W. Lauder, $6,150, $6,000 and $4,950 for fiscal 2004, 2003 and 2002, respectively, Mr. Brestle, $6,150, $6,000 and $5,100 for fiscal 2004, 2003 and 2002, respectively, and, Mr. Shearer, $4,305, $4,200 and $2,304 for fiscal 2004, 2003 and 2002, respectively; (ii) Company-paid premiums for additional executive term life insurance coverage in fiscal 2004, 2003 and 2002 as follows: Mr. W. Lauder, $3,900, Mr. Brestle, $65,900 and Mr. Shearer, $18,800; (iii) imputed interest income and reimbursement for taxes related to interest on a loan made to Mr. Shearer as follows: $111,479, $113,680 and $88,103 for fiscal 2004, 2003 and 2002, respectively; (iv) the estimated dollar value of the benefit to Mr. Brestle of Company-paid premiums in respect of split-dollar life insurance in fiscal 2002 as follows: $14,900; and (v) with respect to Mr. Shearer, $1.5 million relates to the forgiveness of the loan made to Mr. Shearer in 2001 pursuant to his prior employment agreement because he remained with the Company through June 30, 2004.

(8)
Mr. Brestle became Group President responsible for our specialty brands, such as Aveda, Bobbi Brown, Bumble and bumble, La Mer, Prescriptives, Jo Malone, kate spade, and Stila on a worldwide basis in July 2001. He is also responsible for Darphin, Rodin + Fields and BeautyBank.

(9)
Mr. Shearer became Group President responsible for Clinique, Origins and online operations in January 2003. He joined the Company in September 2001 as Group President responsible for Estee Lauder International.

Option Grants in Fiscal 2004

	Individual Grants
	Number of Securities Underlying Options (#)(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)	Expiration Date	Grant Date Present Values ($)(2)
Leonard A. Lauder	—	—	N.A.	N.A.	N.A.
Fred H. Langhammer	500,000	18.7	33.44	8/20/13	6,345,000
William P. Lauder	200,000	7.5	33.44	8/20/13	2,538,000
Daniel J. Brestle	100,000	3.7	33.44	8/20/13	1,269,000
Philip Shearer	100,000	3.7	33.44	8/20/13	1,269,000

(1)
The options granted in fiscal 2004 to the named executive officers have a term of 10 years and were granted pursuant to the Fiscal 2002 Share Incentive Plan with an exercise price equal to the closing price of the Class A Common Stock on the date of grant. Options are generally exercisable in three substantially equal tranches beginning January 1, 2005, 2006, and 2007, respectively, subject to early vesting upon the occurrence of certain events, such as a change in control or retirement.

(2)
In accordance with Securities and Exchange Commission rules, the Black-Scholes option-pricing model was chosen to estimate the Grant Date Present Value of the options set forth in this table. The Company's use of this model should not be construed as an endorsement of its accuracy for valuing options. All stock option models require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating Grant Date Present Value: expected average time of exercise of seven years, volatility of 31%, dividend yield of 0.6% and average risk-free rate of return of 3.7%. The real value of the options in this table depends upon the actual performance of the Company's stock during the applicable period and upon the date when they are exercised.

Aggregated Option Exercises in Fiscal 2004 and 2004 Fiscal Year-End Options

			Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)			Value of Unexercised In-The-Money Options at Fiscal Year-End ($)(2)
	Shares Acquired on Exercise (#)	Value Realized ($)(1)
			Exercisable	Unexercisable		Exercisable	Unexercisable
Leonard A. Lauder	900,000	18,382,162	3,766,668	333,322		69,786,750	—
Fred H. Langhammer	—	—	3,132,668	1,467,332	(3)	27,844,303	13,216,105	(3)
William P. Lauder	—	—	462,000	368,000		11,309,395	2,911,620
Daniel J. Brestle	—	—	498,000	268,000		6,065,962	3,376,115
Philip Shearer	—	—	66,000	234,000		875,820	3,312,180

(1)
Value realized is calculated for each option as the difference between the exercise price and the sale prices of the shares of the Company's Class A Common Stock obtained upon exercise. Income taxes payable upon exercise and associated fees and commissions that reduce the value received are not reported in this table.

(2)
Value of unexercised in-the-money unexercisable options is the difference between (a) the market price of a share of Class A Common Stock on June 30, 2004, the last trading day in fiscal 2004 ($48.78), multiplied by the number of shares of Class A Common Stock underlying the unexercisable in-the-money options and (b) the aggregate exercise price if one were to exercise all the unexercisable in-the-money options on that date. The value of in-the-money exercisable options is calculated in the same way, but using the exercisable options instead of the unexercisable ones. No reduction is made for income taxes payable upon exercise and associated fees and commissions that would reduce the value that could be received.

(3)
These options became exercisable as of July 1, 2004 following Mr. Langhammer's retirement as of June 30, 2004.

Pension Plans

        The Company provides retirement benefits to its employees in the United States through a defined benefit plan, which is intended to be qualified under Section 401 of the Internal Revenue Code, and a related non-qualified restoration plan. In general, for employees who were at least 50 years old and had five years of Company qualifying employment on January 1, 1993 or who had ten years of Company qualifying employment as of that date, retirement benefits pursuant to the plans are calculated as a multiple of years of qualifying Company employment, times final qualifying average compensation, times a percentage (currently 1.5%), offset by certain amounts calculated with reference to Social Security entitlements. For other employees, retirement benefits under the plans are the aggregate amount of annual credits (calculated with reference to total annual compensation, with certain items excluded) plus interest credits thereon. The benefits payable to Leonard A. Lauder, Fred H. Langhammer and Philip Shearer are calculated with reference to supplemental undertakings.

        Leonard A. Lauder has 46 years of qualifying Company employment and is retirement eligible. If he were to retire currently, his annual retirement benefits would be approximately $1.0 million. Pursuant to applicable law, now that Mr. Lauder is more than 70 1/2 years old, he is receiving partial distributions of this amount during his continued employment of approximately $0.2 million per annum. In addition, he is being paid approximately $1.9 million per year, pursuant to a deferred compensation arrangement in his current and former employment agreements. Payments under such arrangement commenced upon his 70th birthday in March 2003 and will continue until March 2013.

        Mr. Langhammer retired as President and Chief Executive Officer on June 30, 2004 with 29 years of qualifying Company employment. Pursuant to the Company's qualified and non-qualified pension plans and supplemental pension arrangements, plan participants are required to elect to receive benefits in a lump sum or in the form of an annuity. Mr. Langhammer has elected to be paid his qualified pension plan benefits and supplemental pension benefits (as provided in his 1995 and 2002 employment agreements with the Company) in lump sums of approximately $0.6 million and $25.5 million, respectively. Mr. Langhammer's supplemental pension benefits include approximately $12.6 million related to the surrender of split dollar life insurance arrangements for his benefit. He has elected to be paid his non-qualified pension plan benefits in the form of a five-year annuity of approximately $1.2 million per year.

        William P. Lauder currently has 18 years of qualifying Company employment. If he retired at normal retirement age with 39 years of qualifying Company employment, his projected annual retirement benefit would be approximately $0.6 million payable during his lifetime.

        Mr. Brestle currently has 26 years of qualifying Company employment. If he retired at normal retirement age with 32 years of qualifying Company employment, his projected annual retirement benefit would be approximately $0.5 million payable during his lifetime.

        Mr. Shearer currently has 3 years of qualifying Company employment. If he retired at normal retirement age with 16 years of qualifying Company employment, his projected annual retirement benefit would be approximately $0.6 million payable during his lifetime.

Employment Agreements

        Leonard A. Lauder.    Mr. Lauder's current employment agreement (the "2000 Agreement") provides for his employment as Chairman of the Board of the Company until such time as he resigns, retires or is terminated. The agreement provides for a base salary of $1.8 million per year. Mr. Lauder is entitled to participate in standard benefit plans, such as the Company's pension and medical plans, and has a supplemental pension arrangement discussed above. The Compensation Committee has granted to Mr. Lauder aggregate bonus opportunities for fiscal 2005 with a maximum payout of $1.8 million. Mr. Lauder may elect to defer a certain portion of his cash compensation and did defer a portion of his compensation in fiscal 2002, 2003 and 2004. Mr. Lauder is entitled to participate in the Fiscal 1999 Share Incentive Plan and Fiscal 2002 Share Incentive Plan, but no grants have been made to him under either plan to date. If Mr. Lauder retires, the Company will continue to provide him with the office he currently occupies (or a comparable office if the Company relocates) and a full-time executive secretary for as long as he would like. The Company may terminate Mr. Lauder's employment at any time if he becomes "permanently disabled," in which event Mr. Lauder will be entitled to (i) receive his base salary for a period of two years after termination, (ii) receive bonus compensation at an annual rate equal to the average of the actual bonuses paid to him prior to such termination under the 2000 Agreement (the "Leonard Lauder Bonus Compensation") and (iii) participate in the Company's benefit plans for two years. In the event of Mr. Lauder's death during the term of his employment, for a period of one year from the date of Mr. Lauder's death, his beneficiary or legal representative will be entitled to receive Mr. Lauder's base salary and the Leonard Lauder Bonus Compensation. Mr. Lauder may terminate his employment at any time upon six months' written notice to the Company, in which event Mr. Lauder will be entitled to receive his base salary and the Leonard Lauder Bonus Compensation for the six-month period following termination. In addition, the Company may terminate Mr. Lauder's employment for any reason upon 60 days' written notice. In the event of termination of his employment by the Company (other than for cause, disability or death) or a termination by Mr. Lauder for good reason after a change of control, (a) Mr. Lauder, for a period of three years from the date of termination, will be entitled to (i) receive his base salary in effect at the time of termination, (ii) receive the Leonard Lauder Bonus Compensation and (iii) participate in the Company's benefit plans and (b) in the case of termination by the Company (other than for cause, disability or death), Mr. Lauder will not be subject to the non-competition covenant contained in the 2000 Agreement. If Mr. Lauder receives any severance payments, then he is entitled to be reimbursed for any excise taxes that may be imposed on them. Upon termination for any reason, options previously granted to Mr. Lauder will remain exercisable for the remainder of their respective terms, subject to certain non-competition and good conduct provisions. In fiscal 2003 and fiscal 2004, the Company did not make any further premium payments in connection with the split-dollar life insurance arrangements with Mr. Lauder because of uncertainty relating to Section 402 of The Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"). In fiscal 2004, these policies were surrendered.

        Fred H. Langhammer.    Mr. Langhammer retired as President and Chief Executive Officer as of the end of the day on June 30, 2004. During fiscal 2004, his employment agreement provided for an annual base salary of $2.0 million and for his participation in standard benefit plans, such as the Company's pension and medical plans. Mr. Langhammer also received pension benefits under supplemental undertakings by the Company, which included those relating to the surrender of split-dollar life insurance policies for his benefit. See "Pension Plans" above. His bonus under the Executive Annual Incentive Plan was $3.0 million for fiscal 2004. On January 1, 2000, he was granted options with respect to 1.0 million shares of Class A Common Stock with an exercise price of $50.4375 per share. In addition, he received additional annual option grants in respect of 500,000 shares per year. The grants made in each of fiscal 2001 through 2004 have exercise prices of $43.6875 per share, $40.50 per share, $32.15 per share and $33.44 per share respectively. Upon his retirement, all outstanding options that were not exercisable became exercisable and all his outstanding options may be exercised until the end of their respective ten-year terms, subject to certain non-competition and good conduct provisions. In addition, under his agreement, Mr. Langhammer received annual grants of $2.0 million worth of restricted stock units. Upon retirement, Mr. Langhammer had fully-vested stock units in respect of 365,580 shares of Class A Common Stock. As provided in the employment agreement and as agreed to by the Company, on August 27, 2004, the Company converted the units into a cash equivalent amount equal to $16,092,832 (based on the closing price of the Class A Common Stock that day) and is deferring payment of such amount plus interest at 4% per annum until December 2004. In fiscal 2003 and fiscal 2004, the Company did not make any further payments in connection with the split-dollar life insurance arrangements with Mr. Langhammer because of uncertainty relating to Section 402 of Sarbanes-Oxley. In order to keep the policies in force, the life insurance trust established by Mr. Langhammer continued to the pay the premiums on the policy. The maintenance of the policies turned out to be a significant benefit for the Company and upon surrender of the policies in fiscal 2004, the Company reimbursed Mr. Langhammer's trust, with a gross-up for income taxes, in the amount of $0.2 million. In connection with his retirement, Mr. Langhammer elected to receive payment of amounts previously deferred by him in lump sums. Assuming payment to him on or about December 31, 2004, Mr. Langhammer will receive about $24.8 million for amounts deferred prior to 1995 and $2.5 million for amounts deferred since fiscal 2000. For payouts under his regular and supplemental pension arrangements, see "Pension Plans."

        Mr. Langhammer is currently a consultant to the Company and serves as Chairman, Global Affairs. In this role, Mr. Langhammer will provide consultation and representation of the Company regarding business development in both existing and potential markets. Under his agreement, he will receive $0.5 million per year plus an additional $5,000 per diem if he devotes more than 50 days per year to providing such services. In addition, Mr. Langhammer is entitled to an office at the Company's headquarters and an administrative assistant during the term of the agreement. The agreement provides for an initial two-year term and will automatically renew unless cancelled by Mr. Langhammer or the Company upon six months prior notice. Mr. Langhammer is not entitled to any employee benefits other than post-retirement benefits earned when he was an employee.

        William P. Lauder.    Mr. Lauder's compensation in fiscal 2004 was paid pursuant to his prior employment agreement. His current employment agreement provides for his employment as President and Chief Executive Officer through June 30, 2007, unless earlier terminated. The agreement provides for a base salary of $1.5 million. Mr. Lauder is entitled to participate in standard benefit plans, such as the Company's pension and medical plans. The Compensation Committee has granted to Mr. Lauder aggregate bonus opportunities with a maximum payout of $2.0 million for fiscal 2005, fiscal 2006 and fiscal 2007. Mr. Lauder may elect to defer certain of his cash compensation. He did defer a portion of his compensation in fiscal 2003 and 2004. Mr. Lauder has been granted options with respect to 300,000 shares of Class A Common Stock with an exercise price of $43.10 per share so far during the term of this agreement and the agreement contemplates additional stock option grants of 300,000 shares of Class A Common Stock, or other equity compensation grants of equivalent value, in each of fiscal 2006 and fiscal 2007. In addition, the Company has provided to Mr. Lauder additional executive term life insurance with annual premiums paid by the Company in the amount of $3,900. The Company may terminate Mr. Lauder's employment at any time if he becomes "permanently disabled," in which event Mr. Lauder will be entitled to (i) receive for a period of one year from the date of termination his base salary in effect at the time of termination, (ii) receive unpaid bonus compensation otherwise payable for the fiscal year in which such disability occurred pro-rated to the date of termination, and (iii) participate in the Company's benefit plans for such one-year period. In the event of Mr. Lauder's death during the term of his employment, his beneficiary or legal representative will be entitled to (i) receive for a period of one year Mr. Lauder's base salary in effect at the time of death, (ii) receive bonus compensation otherwise payable in respect of the fiscal year prior to that in which he dies and a one-time payment equal to 50% of the average actual bonuses paid or payable during the contract term (or $1.0 million if he dies in fiscal 2005), and (iii) to receive any other amounts to which he otherwise would have been entitled prior to the date of his death. The Company may terminate his employment for any reason upon 180 days' written notice. In the event of the Company's termination of his employment (other than for cause, disability or death) or a termination by Mr. Lauder for an uncured "material breach" or for good reason after a change of control of the Company, (a) Mr. Lauder will be entitled to (i) receive for the WPL Post-Termination Period his base salary in effect at the time of termination, (ii) receive bonus compensation equal to 100% of the average of incentive compensation bonuses previously paid or payable to him during the contract term (or $2.0 million if he dies during fiscal 2005), and (iii) participate in the Company's benefit plans during the WPL Post-Termination Period and (b) in the case of termination by the Company (other than for cause, disability or death), Mr. Lauder will not be subject to the non-competition covenant contained in his current employment agreement. Mr. Lauder may terminate his employment for any reason at any time upon six months' written notice to the Company, in which event the Company shall have no further obligations after termination other than to pay accrued benefits through the date of termination. If the Company does not renew the term of his employment, Mr. Lauder will be entitled to receive for two years his base salary and other benefits consistent with Company policy. In the event that Mr. Lauder's employment with the Company is terminated as a result of death or disability or by the Company without cause or his term of employment is not renewed, all stock option awards previously made to Mr. Lauder will vest and become immediately exercisable for the one year period from the date of such termination, subject to certain non-competition and good conduct provisions. "WPL Post-Termination Period" means the longest from the date of termination of (a) two years and (b) the period until June 30, 2007. If Mr. Lauder receives any severance payments, then he is entitled to be reimbursed for any excise taxes that may be imposed on them. If the Company does not renew the term of his employment, Mr. Lauder will be entitled to receive during the WPL Post-Termination Period his base salary and certain other benefits consistent with Company policy.

        Daniel J. Brestle.    Mr. Brestle's compensation in fiscal 2004 was paid pursuant to his prior employment agreement. His currently proposed employment agreement provides for his employment as Group President through June 30, 2007, unless earlier terminated. The agreement provides for an annual base salary of $1.0 million. Mr. Brestle would be entitled to participate in standard benefit plans, such as the Company's pension and medical plans. The Compensation Committee has granted to Mr. Brestle bonus opportunities with a target payout of $1.75 million for fiscal 2005, $1.9 million for fiscal 2006 and $2.0 million for fiscal 2007. Mr. Brestle may elect to defer certain of his cash compensation. Mr. Brestle has been granted options with respect to 100,000 shares of Class A Common Stock with an exercise price of $43.10 per share in fiscal 2005 and the proposed agreement contemplates additional stock option grants of 100,000 shares of Class A Common Stock, or other equity compensation grants of equivalent value, in each of fiscal 2006 and fiscal 2007. In place of the split dollar life insurance coverage, the Company has provided to Mr. Brestle executive term life insurance with annual premiums paid by the Company in the amount of $65,900. Under the proposed agreement, the Company may terminate Mr. Brestle's employment at any time if he becomes "permanently disabled," in which event Mr. Brestle will be entitled to (i) receive for a period of one year from the date of termination his base salary in effect at the time of termination, (ii) receive unpaid bonus compensation otherwise payable for the fiscal year in which such disability occurred pro-rated to the date of termination, and (iii) participate in the Company's benefit plans for such one-year period. In the event of Mr. Brestle's death during the term of his employment, his beneficiary or legal representative will be entitled to receive (i) for a period of one year Mr. Brestle's base salary in effect at the time of death and (ii) bonus compensation otherwise payable in respect of the fiscal year prior to that in which he dies and a one-time payment equal to 50% of the average actual bonuses paid or payable during the contract term (or $875,000 if he dies in fiscal 2005). The Company may terminate his employment for any reason upon 180 days' written notice. In the event of the Company's termination of his employment (other than for cause, disability or death), (a) Mr. Brestle will be entitled to (i) receive for the Post-Termination Period his base salary in effect at the time of termination, (ii) receive bonus compensation equal to 50% of the average of incentive compensation bonuses previously paid or payable to him during the contract term (or $875,000 if he dies in fiscal 2005) and (iii) participate in the Company's benefit plans during the Post-Termination Period and (b) in the case of termination by the Company (other than for cause, disability or death), Mr. Brestle will not be subject to the non-competition covenant contained in his current Agreement. If the Company does not renew the term of his employment, Mr. Brestle will be entitled to receive during the Post-Termination Period his base salary and certain other benefits consistent with the Company's policy. Mr. Brestle may terminate his employment at any time upon six months' written notice to the Company, in which event Mr. Brestle will be entitled to receive his base salary and for one year following termination (or such longer period which is consistent with Company policy for severance (which in no event will exceed two years). Upon termination for any reason, options previously granted to Mr. Brestle will remain exercisable for the remainder of their respective terms, subject to certain non-competition and good conduct provisions. In the event than any termination payment received by Mr. Brestle would be subject to the excise tax (the "Excise Tax") imposed by Section 4999 of he Code, such payments will be reduced (but not below zero) until no portion of such payments would be subject to Excise Tax. In fiscal 2003 and fiscal 2004, the Company did not make any further payments in connection with the split-dollar life insurance arrangements with Mr. Brestle because of uncertainty relating to Section 402 of Sarbanes-Oxley. In fiscal 2005, these policies were surrendered.

        Philip Shearer.    Mr. Shearer's compensation in fiscal 2004 was paid pursuant to his prior employment agreement. His current employment agreement provides for his employment as Group President through June 30, 2007, unless earlier terminated. The agreement provides for an annual base salary of $1.0 million. Mr. Shearer is entitled to participate in standard benefit plans, such as the Company's pension and medical plans. In addition, The Company agreed to credit to a bookkeeping account in the name of Mr. Shearer an annual supplemental pension amount of $0.2 million on each January 1 during his term of employment in compensation for pension benefits forgone as a result of his resignation from his previous employer to accept employment with the Company. Such amounts are credited with interest as of each June 30 for the duration of this supplemental pension bookkeeping account, compounded annually, at a rate per annum equal to the annual rate of interest announced by Citibank N.A. in New York, New York as its base rate in effect on such June 30, but in no event shall such rate exceed 9%. The Compensation Committee has granted to Mr. Shearer aggregate bonus opportunities with a target payout of $1.75 million for fiscal 2005, $1.9 million for fiscal 2006 and $2.0 million for fiscal 2007. Mr. Shearer may elect to defer certain of his cash compensation. Mr. Shearer was granted options with respect to 100,000 shares of Class A Common Stock with an exercise price of $43.10 so far during the term of this agreement and the agreement contemplates additional stock option grants of 100,000 shares of Class A Common Stock, or other equity compensation grants of equivalent value, in each of fiscal 2006 and fiscal 2007. The Company has provided to Mr. Shearer additional executive term life insurance with annual premiums paid by the Company in the amount of $18,800. The Company may terminate Mr. Shearer's employment at any time if he becomes "permanently disabled," in which event Mr. Shearer will be entitled to (i) receive for a period of one year from the date of termination his base salary in effect at the time of termination, (ii) receive unpaid bonus compensation otherwise payable for the fiscal year in which such disability occurred pro-rated to the date of termination, and (iii) participate in the Company's benefit plans for such one-year period. In the event of Mr. Shearer's death during the term of his employment, his beneficiary or legal representative will be entitled to receive (i) for a period of one year Mr. Shearer's base salary in effect at the time of death and (ii) bonus compensation otherwise payable in respect of the fiscal year prior to that in which he dies and a one-time payment equal to 50% of the average actual bonuses paid or payable during the contract term (or $875,000 if he dies in fiscal 2005). The Company may terminate his employment for any reason upon 180 days' written notice. In the event of the Company's termination of his employment (other than for cause, disability or death), or if he terminates his employment with the Company for Good Cause (as defined in his employment agreement), (a) Mr. Shearer will be entitled to (i) receive for the Post-Termination Period, his base salary in effect at the time of termination, (ii) receive bonus compensation equal to 50% of the average of incentive compensation bonuses previously paid or payable to him during the contract term (or $875,000 if he dies in fiscal 2005) and (iii) participate in the Company's benefit plans during the Post-Termination Period and (b) Mr. Shearer will not be subject to the non-competition covenant contained in his current Agreement. In the event that Mr. Shearer's employment with the Company is terminated as a result of death or disability or by the Company without cause or by Mr. Shearer for Good Cause, all stock option awards previously made to the Mr. Shearer will vest and become immediately exercisable for the one year period from the date of such termination, subject to certain non-competition and good conduct provisions. In the event that any termination payment received by Mr. Shearer would be subject to the excise tax (the "Excise Tax") imposed by Section 4999 of the Code such payments will be reduced (but not below zero) until no portion of such payments would be subject to Excise Tax. Pursuant to his prior employment agreement, in 2001, the Company made a loan to Mr. Shearer in the amount of $1.5 million. Interest on the loan was imputed as income to Mr. Shearer and grossed up for all applicable taxes. Under a separate agreement, the loan was forgiven on June 30, 2004 because he remained with the Company through such date.

        Each agreement described above provides that the Company may require the executive to defer certain amounts to be received by him to the extent such amounts may not be deductible by reason of Section 162(m) of the Internal Revenue Code. Each employment agreement also contains certain confidentiality and non-competition provisions.

Compensation Committee and Stock Plan Subcommittee Report

        The Company's executive compensation program is designed to attract and retain high quality senior executives, and to motivate them to achieve both short-term and long-term Company, divisional and individual goals. For fiscal 2004, compensation was paid primarily pursuant to employment agreements (for those executive officers that have such agreements), the share incentive plans (which provide for stock-based compensation) and the Executive Annual Incentive Plan (for cash bonuses).

        The Compensation Committee, consisting solely of outside directors, oversees and approves compensation arrangements for the executive officers of the Company (including the opportunities and bonuses paid under the Executive Annual Incentive Plan). The Stock Plan Subcommittee administers the Company's share incentive plans.

        In fiscal 2004, the Committee and the Subcommittee engaged, at their own initiative, compensation consultants of their choice, to review the Company's executive compensation program as well as to assess the competitiveness of the Company's compensation program for the President and Chief Executive Officer and other executive officers.

Salary and Bonuses

        The Committee believes that the level of responsibility undertaken by individual executives should be appropriately reflected in the establishment of base salary amounts. Additionally, the Committee notes the long tenure of many of the most senior executive officers. The Committee also considers comparative information available from other companies, including companies in the peer group in the performance graph. For fiscal 2004, the Committee also noted that to assist the Company in fiscal 2003, most of the executive officers had taken a 5% reduction in salary in fiscal 2003 as compared to fiscal 2002. Salary amounts were restored to appropriate levels in fiscal 2004.

        The Committee believes that the performance-based bonus structure provided under the Company's Executive Annual Incentive Plan is of key importance. Accordingly, for executive officers in charge of sales divisions (i.e. the Group Presidents), a material portion of total bonus eligibility is tied to year-to-year achievements in financial and operational indicators, such as net sales and net operating profit measured at the divisional level. For executive officers in charge of corporate departments, bonuses are based in large part on improvements in the Company's net earnings per common share and net sales. For fiscal 2004, the Committee set performance targets based on business conditions and assumptions existing in September 2003, including opportunities for performance beyond the targets. In August 2004, the Committee authorized the payment of bonuses in accordance with the pre-set targets, which included payouts for performance beyond the targets.

Stock-Based Compensation

        In fiscal 2004, the Stock Plan Subcommittee granted stock options to the executive officers under the Fiscal 2002 Share Incentive Plan and in accordance with applicable employment agreements. The size of each award reflected the recipient's position and anticipated level of future contribution. In certain cases, grants also were made to reward past performance.

Compensation of the Chief Executive Officer

        Mr. Langhammer's salary in fiscal 2004 reflected his long service with the Company, the exceptional results he has achieved and his stature in the industry. The amount of salary for fiscal 2004 represented an increase from the 5% reduction that Mr. Langhammer agreed to take from the amount established in his employment agreement in 2000 when he became President and Chief Executive Officer. His bonus for fiscal 2004 was based on the Company's net sales and net earnings results. The option grant and stock unit grant in fiscal 2004 were made to Mr. Langhammer in accordance with his employment agreement. Due to the continued uncertainty related to split-dollar life insurance arrangements under Sarbanes-Oxley and the likelihood that definitive guidance would not be forthcoming, the Committee provided Mr. Langhammer with supplemental pension benefits equal in value to what was promised to him in his 2000 employment agreement. In recognition of the benefits to the Company provided by his life insurance trust to keep the split dollar policies in effect pending a decision, the Committee approved the reimbursement to Mr. Langhammer, inclusive a gross-up for income taxes, of $0.2 million. In fiscal 2004, these policies were surrendered.

Limitations on Deductibility

        The Committee is aware of the limitations on deductibility for income tax purposes of certain compensation paid to its most highly compensated executive officers and considers the deduction limitation in determining compensation. While the Company's compensation program as it applied to such persons in fiscal 2004 was designed to take advantage of the "performance-based" exception to the deduction limitation, certain non-deductible compensation was authorized. Each employment agreement with the named executive officers provides that amounts payable pursuant thereto may be deferred to the extent such amounts would not be deductible.

The Compensation Committee	The Stock Plan Subcommittee

Richard D. Parsons, Chairman Marshall Rose Lynn Forester de Rothschild	Marshall Rose Lynn Forester de Rothschild

Performance Graph

        The following graph compares the cumulative total stockholder return (stock price appreciation plus dividends) on the Company's Class A Common Stock with the cumulative total return of the S&P 500 Index and a market weighted index of publicly traded peers. The returns are calculated by assuming an investment of $100 in the Class A Common Stock and each in index on June 30, 1999. The publicly traded companies included in the peer group are: Avon Products, Inc., Groupe Clarins S.A., L'Oreal S.A., LVMH Moet Hennessy Louis Vuitton, The Procter & Gamble Company, Shiseido Company, Ltd. and Unilever N.V.

        Source: Research Data Group, Inc.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
(Item 2)

        The Audit Committee of the Board of Directors of the Company has appointed the firm of KPMG LLP to serve as independent auditors of the Company for the fiscal year ending June 30, 2005, subject to ratification of this appointment by the stockholders of the Company. KPMG LLP was first appointed in April 2002. KPMG LLP audited the Company's financial statements at June 30, 2004, 2003 and 2002 and for the 2004, 2003 and 2002 fiscal years, and is considered by management of the Company to be well qualified. The firm has advised the Company that neither it nor any of its members has any direct or material indirect financial interest in the Company.

        For the fiscal year ended June 30, 2004 and 2003, the Company paid (or will pay) the following fees to KPMG LLP (and its affiliates) for services rendered during the year or for the audit in respect of those years:

	Fiscal 2004	Fiscal 2003
Fee Type	(in thousands)
Audit Fees(1)	$3,407	$2,214
Audit-Related Fees(2)	428	659
Tax Fees(3)	1,048	755
All Other Fees	—	—

Total	$4,883	$3,628

(1)
Fees paid for professional services rendered in connection with the audit of the annual financial statements, statutory audits of international subsidiaries and review of the quarterly financial statements for each fiscal year and, for fiscal 2004, also includes fees associated with the initial stages of the auditor's attestation in respect of internal control over financial reporting prior to the delay in the effective date of the assessment and attestation requirements.

(2)
Represents fees paid for professional services rendered in connection with the audits of the Company's employee benefit plans, contractual audits, due diligence and post-acquisition audit work.

(3)
Represents fees paid for tax compliance, tax planning and related tax services. Fees associated with tax compliance services were $517,000 in fiscal 2004 and $630,000 in fiscal 2003.

        The Audit Committee of the Board of Directors has considered whether the provision of non-audit services by KPMG LLP is compatible with maintaining auditor independence. In 2002, the Audit Committee adopted a formal policy concerning approval of audit and non-audit services to be provided by KPMG LLP. The policy requires that all services KPMG LLP may provide to the Company, including audit services and permitted audit-related and non-audit services, be pre-approved by the Committee. The Chairman of the Audit Committee may approve certain permitted non-audit services in between Committee meetings, which services are subsequently reported to and approved by the Committee. In addition, for particular permitted services, the Chief Financial Officer may approve the engagement of KPMG provided such engagement will amount to fees of less than an aggregate of $50,000 per fiscal quarter and such engagement is reported to the Chairman of the Committee and reported to and ratified by the Committee at its next meeting. All audit and non-audit services described herein were approved pursuant to this policy.

        One or more representatives of KPMG LLP will be present at the Annual Meeting of Stockholders, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

        Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the votes cast by the holders of the shares of Class A Common Stock and Class B Common Stock of the Company voting in person or by proxy at the Annual Meeting of Stockholders. If the stockholders do not ratify the appointment of KPMG LLP, the Audit Committee of the Board of Directors will reconsider the appointment.

        The Board recommends a vote FOR the proposal to ratify the appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending June 30, 2005. Proxies received by the Board will be so voted unless a contrary choice is specified in the proxy.

Proxy Procedure and Expenses of Solicitation

        The Company will hold the votes of all stockholders in confidence from the Company, its directors, officers and employees except: (i) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (ii) in case of a contested proxy solicitation; (iii) in the event that a stockholder makes a written comment on the proxy card or otherwise communicates his/her vote to management; or (iv) to allow the independent inspectors of election to certify the results of the vote. The Company will retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

        All expenses incurred in connection with the solicitation of proxies will be borne by the Company. The Company will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of Common Stock held in their names.

        Solicitation may be undertaken by mail, telephone, electronic means and personal contact by directors, officers and employees of the Company without additional compensation.

Stockholder Proposals and Direct Nominations

        If a stockholder intends to present a proposal for action at the 2005 Annual Meeting and wishes to have such proposal considered for inclusion in the Company's proxy materials in reliance on Rule 14a-8 under the Securities Exchange Act of 1934, the proposal must be submitted in writing and received by the Secretary of the Company by May 24, 2005. Such proposal also must meet the other requirements of the rules of the Securities and Exchange Commission relating to stockholder proposals.

        The Company's bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals and nominations of individuals for election to the Board of Directors, outside the process of Rule 14a-8. In general, notice of a stockholder proposal or a director nomination for an annual meeting must be received by the Company not less than 60 days nor more than 90 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding annual meeting of stockholders and must contain specified information and conform to certain requirements, as set forth in the bylaws. If the chairman at any meeting of stockholders determines that a stockholder proposal or director nomination was not made in accordance with the bylaws, the Company may disregard such proposal or nomination.

        In addition, if a stockholder submits a proposal outside of Rule 14a-8 for the 2005 Annual Meeting and the proposal fails to comply with the advance notice procedure prescribed by the bylaws, then the Company's proxy may confer discretionary authority on the persons being appointed as proxies on behalf of the Board of Directors to vote on the proposal. Proposals and nominations should be addressed to Sara E. Moss, Senior Vice President, General Counsel and Secretary, The Estée Lauder Companies Inc., 767 Fifth Avenue, New York, New York 10153.

Other Information

        Management of the Company does not know of any matters that may properly come before the meeting other than those referred to in the accompanying Notice of Annual Meeting of Stockholders or other matters incident to the conduct of the meeting. As to any other matter or proposal that may properly come before the meeting, including voting for the election of any person as a director in place of a nominee named herein who becomes unable or declines to serve and voting on a proposal omitted from this Proxy Statement pursuant to the rules of the Securities and Exchange Commission, proxies will be voted in accordance with the discretion of the proxy holders.

SARA E. MOSS Senior Vice President, General Counsel and Secretary
New York, New York September 22, 2004

        The Annual Report to Stockholders of the Company for the fiscal year ended June 30, 2004, which includes financial statements, is being mailed to stockholders of the Company together with this Proxy Statement. The Annual Report does not form any part of the material for the solicitations of proxies.

ANNEX

THE ESTÉE LAUDER COMPANIES INC.
AUDIT COMMITTEE CHARTER

(Adopted by the Board of Directors on July 14, 2004)

Mission Statement

        The Audit Committee (the "Committee") is charged with assisting the Board of Directors (the "Board") of The Estée Lauder Companies Inc. (the" Company") in fulfilling its responsibilities to oversee:

  1.
  the integrity of the Company's financial statements;

  2.
  the Company's compliance with legal and regulatory requirements;

  3.
  the independent auditor's qualifications and independence;

  4.
  the performance of the Company's internal audit function and independent auditor; and

  5.
  the Company's process for assessing significant business risks.

        The Committee will prepare the report required by the rules of the Securities and Exchange Commission ("SEC") to be included in the Company's proxy statement for its Annual Meeting of Stockholders.

Authority

        The Committee is accountable to the Board. The Committee has full authority and unrestricted access to the resources, information and personnel necessary to achieve its mission. It has the power to conduct or authorize investigations into any matters within the Committee's scope of responsibilities. It may engage independent counsel, accountants or others as the Committee determines necessary to carry out its duties, at the Company's expense and without further Board approval.

        The Committee's role is one of oversight. The Company's management is responsible for preparing the Company's financial statements, and the independent auditor is responsible for auditing the financial statements. The independent auditor is ultimately accountable and reports to the Committee. However, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the independent auditor's work.

Membership and Fees

•
The Committee is comprised of at least three independent directors; that is, members of the Board who, in the judgment of the Board, have no material relationship with the Company and otherwise satisfy the applicable rules of the SEC and NYSE relating to independence of audit committee members. Only independent directors may serve as members of the Committee.

•
Director's fees are the only compensation a Committee member may receive from the Company. Disallowed compensation from the Company includes fees paid directly or indirectly (including to the director's firm even if he or she does not actually provide the services) for services as a consultant or a legal or financial advisor, regardless of the amount.

•
Each member of the Committee is required to be financially literate, as defined by the Board from time to time, or will become so within a reasonable time.

•
At least one member of the Committee has accounting or related financial management expertise, as defined by the Board from time to time, and at least one member is an "audit committee financial expert" as that term is defined by the SEC and/or the Board.

•
The chairman of the Committee is appointed by the Board, or in the absence of such an appointment, designated by the Committee.

Responsibilities

        To create a best practices internal control environment the Committee will:

  A.
  Maintain an open avenue of communication between the internal auditor, the independent auditor and the Board.

  B.
  Have sole authority to appoint, retain or terminate the Company's independent auditor.

  C.
  Have sole authority to approve all auditing work and any permitted non-audit work by the independent auditor and the compensation for such work.

  D.
  Review the qualifications, scope of services (including audit, tax and management consulting services), performance and fees of the independent auditor.

  E.
  At least annually, obtain and review a report from the independent auditor delineating all relationships between the independent auditor and the Company and discuss with the independent auditor any such disclosed relationships and their impact on the independent auditor's independence;

  F.
  At least annually, obtain and review a report from the independent auditor describing: the auditing firm's internal quality-control procedures; and any material issues raised by the most recent internal quality-control review, peer review or PCAOB review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

  G.
  Review with management the annual audit report and recommendations of the independent auditor, including any audit problems or difficulties and management's response.

  H.
  Review and discuss with management and the independent auditor the audited financial statements to be included in the Company's Annual Report on SEC Form 10-K, including the disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations" ("MD&A"), and review with the independent auditor the matters required to be discussed by Statement of Auditing Standards ("SAS") No. 61.

  I.
  Review and discuss with management and the independent auditor the Company's interim financial statements to be included in the Company's Quarterly Report on SEC Form 10-Q, including the disclosures under MD&A, and the matters required to be discussed by SAS No. 61.

  J.
  Discuss with management earnings press releases (paying particular attention to the use of "pro forma" or "adjusted" non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee's responsibility to discuss earnings press releases, as well as financial information and earnings guidance, may be done generally, such as a discussion of the types of information to be disclosed and the type of presentation to be made. The Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

  K.
  Review, set policy on, and evaluate the effectiveness of the Company's processes for assessing significant risk exposures and measures that management has taken to minimize such risks.

  L.
  Approve and oversee the charter, policies and scope of audit plans of the Company's internal control department.

  M.
  Review and concur in the appointment, annual performance evaluation and replacement of the vice president of internal control.

  N.
  Receive presentations from management personnel on key functional activities of the Company, including information technology, taxes, treasury, environmental and legal matters.

  O.
  Conduct an annual review by category of expenditures of executive officers' expense accounts, perquisites and the use of other corporate assets and of transactions between (i) the Company and (ii) executive officers and/or directors.

  P.
  Conduct an annual review of the Corporate Code of Conduct and the effectiveness of the procedures established to monitor compliance at every level of the Company.

  Q.
  Review the Committee's charter annually and revise as appropriate.

  R.
  In connection with the quarterly certifications by the Chief Executive Officer and Chief Financial Officer, receive reports from them regarding (i) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data; (ii) material weaknesses in internal controls; and (iii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls.

  S.
  Meet periodically with the Chief Financial Officer, the Chief Internal Control Officer and the independent auditor, in separate executive sessions, to discuss any matters that they or the Committee believe should be considered privately.

  T.
  Establish procedures for receiving, retaining and treating complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company (or its subsidiaries) regarding questionable accounting or auditing matters.

  U.
  Report regularly to the Board regarding any issues that arise with respect to the areas it oversees pursuant to the "Mission Statement" and make such recommendations as the Committee deems appropriate.

  V.
  Set clear hiring policies for employees or former employees of the independent auditor.

  W.
  Conduct an annual performance evaluation of the Committee.

  X.
  Perform such other functions as assigned by law, regulation or the Company's charter, bylaws or Board.

Meetings

        The Committee should meet at least four times per year.

THE ESTÉE LAUDER COMPANIES INC.

PROXY	CLASS A COMMON STOCK

ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned, revoking all previous proxies, hereby constitutes and appoints William P. Lauder, Sara E. Moss and Richard W. Kunes, and each of them, proxies with full power of substitution to vote for the undersigned all shares of Class A Common Stock of The Estée Lauder Companies Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on November 5, 2004, at The Essex House, Grand Salon, 160 Central Park South, New York, New York, at 10:00 a.m. (local time), and at any adjournment thereof, upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote or refrain from voting as checked on the reverse side upon the matters listed on the reverse side, and otherwise in their discretion.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE.

PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

Address Change/Comments (Mark the corresponding box on the reverse side)

/*\ FOLD AND DETACH HERE /*\

NOTICE: IF YOU PLAN TO ATTEND THE 2004 ANNUAL MEETING,
PLEASE CHECK THE BOX ON THE PROXY CARD ABOVE.
AN ADMISSION TICKET WILL BE MAILED TO YOU.

NO ADMISSION WILL BE GRANTED WITHOUT AN ADMISSION TICKET.

The Estée Lauder Companies Inc.
Annual Meeting of Stockholders
November 5, 2004, 10:00 a.m. (local time)
The Essex House
Grand Salon
160 Central Park South
New York, New York

If you wish to access future Annual Reports and Proxy Statements electronically via the Internet and no longer receive the printed materials, please provide your consent with your proxy vote.
You may view the 2004 Annual Report and Proxy Statement at http://www.elcompanies.com.

This proxy when properly executed, will be voted as directed herein. If no direction is given, this proxy will be voted in accordance with the recommendations of the Company's Board of Directors "FOR" all nominees in Item 1 and "FOR" Item 2.	Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

			FOR	AGAINST	ABSTAIN
Item 1—Election of four (4) Class II Directors: 01 Aerin Lauder, 02 William P. Lauder, 03 Richard D. Parsons, 04 Lynn Forester de Rothschild		Item 2—Ratification of appointment of KPMG LLP as independent auditors for the 2005 fiscal year.	☐	☐	☐
FOR ALL NOMINEES with exceptions noted ☐	WITHHOLD AUTHORITY FOR ALL NOMINEES ☐
Consenting to receive all future annual meeting materials and shareholder communications electronically is simple and fast! Enroll today at www.melloninvestor.com/ISD for secure online access to your proxy materials, statements, tax documents and other important shareholder correspondence.
Withheld for the following only: (Write the name(s) of the Nominee(s) in the space below)						I plan to attend the Annual Meeting	☐

Please mark, date and sign exactly as your name appears hereon and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each stockholder named should sign.
Dated:	, 2004

SIGNATURE(S) OF STOCKHOLDER(S)
TITLE:

SIGNATURE(S) OF STOCKHOLDER(S)
TITLE:

/*\ FOLD AND DETACH HERE /*\

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/el Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-800-435-6710 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the internet at www.elcompanies.com

THE ESTÉE LAUDER COMPANIES INC.

PROXY	CLASS B COMMON STOCK

ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned, revoking all previous proxies, hereby constitutes and appoints William P. Lauder, Sara E. Moss and Richard W. Kunes, and each of them, proxies with full power of substitution to vote for the undersigned all shares of Class B Common Stock of The Estée Lauder Companies Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on November 5, 2004, at The Essex House, Grand Salon, 160 Central Park South, New York, New York, at 10:00 a.m. (local time), and at any adjournment thereof, upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote or refrain from voting as checked on the reverse side upon the matters listed on the reverse side, and otherwise in their discretion.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE.

PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

Address Change/Comments (Mark the corresponding box on the reverse side)

/*\ FOLD AND DETACH HERE /*\

NOTICE: IF YOU PLAN TO ATTEND THE 2004 ANNUAL MEETING,
PLEASE CHECK THE BOX ON THE PROXY CARD ABOVE.
AN ADMISSION TICKET WILL BE MAILED TO YOU.

NO ADMISSION WILL BE GRANTED WITHOUT AN ADMISSION TICKET.

The Estée Lauder Companies Inc.
Annual Meeting of Stockholders
November 5, 2004, 10:00 a.m. (local time)
The Essex House
Grand Salon
160 Central Park South
New York, New York

If you wish to access future Annual Reports and Proxy Statements electronically via the Internet and no longer receive the printed materials, please provide your consent with your proxy vote.
You may view the 2004 Annual Report and Proxy Statement at http://www.elcompanies.com.

This proxy when properly executed, will be voted as directed herein. If no direction is given, this proxy will be voted in accordance with the recommendations of the Company's Board of Directors "FOR" all nominees in Item 1 and "FOR" Item 2.	Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

			FOR	AGAINST	ABSTAIN
Item 1—Election of four (4) Class II Directors: 01 Aerin Lauder, 02 William P. Lauder, 03 Richard D. Parsons, 04 Lynn Forester de Rothschild		Item 2—Ratification of appointment of KPMG LLP as independent auditors for the 2005 fiscal year.	☐	☐	☐
FOR ALL NOMINEES with exceptions noted ☐	WITHHOLD AUTHORITY FOR ALL NOMINEES ☐
Consenting to receive all future annual meeting materials and shareholder communications electronically is simple and fast! Enroll today at www.melloninvestor.com/ISD for secure online access to your proxy materials, statements, tax documents and other important shareholder correspondence.
Withheld for the following only: (Write the name(s) of the Nominee(s) in the space below)						I plan to attend the Annual Meeting	☐

Please mark, date and sign exactly as your name appears hereon and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each stockholder named should sign.
Dated:	, 2004

SIGNATURE(S) OF STOCKHOLDER(S)
TITLE:

SIGNATURE(S) OF STOCKHOLDER(S)
TITLE:

/*\ FOLD AND DETACH HERE /*\

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/el Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-800-435-6710 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the internet at www.elcompanies.com

QuickLinks

THE ESTÉE LAUDER COMPANIES INC. 767 Fifth Avenue New York, New York 10153 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
THE ESTÉE LAUDER COMPANIES INC. 767 Fifth Avenue New York, New York 10153
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD NOVEMBER 5, 2004
ELECTION OF DIRECTORS (Item 1)
Summary Compensation Table
Option Grants in Fiscal 2004
Aggregated Option Exercises in Fiscal 2004 and 2004 Fiscal Year-End Options
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS (Item 2)
Proxy Procedure and Expenses of Solicitation
Stockholder Proposals and Direct Nominations
Other Information
THE ESTÉE LAUDER COMPANIES INC. AUDIT COMMITTEE CHARTER (Adopted by the Board of Directors on July 14, 2004) Mission Statement
Authority
Membership and Fees
Responsibilities
Meetings